                                                                       Exhibit 1


                         AGREEMENT AND PLAN OF MERGER

                                     among

                               COMBICHEM, INC.,

                     E. I. DU PONT DE NEMOURS AND COMPANY

                                      and

                                DPC NEWCO, INC.

                          Dated as of October 5, 1999

                               Table of Contents

Section                                                              Page
--------                                                             ----

                                   ARTICLE I
                               The Tender Offer

1.1.   The Offer.................................................... 2
1.2.   SEC Filings.................................................. 4
1.3    Company Action............................................... 5
1.4    Composition of the Company Board............................. 5


                                  ARTICLE II
                      The Merger; Closing; Effective Time


2.1.   The Merger................................................... 6
2.2.   Closing...................................................... 6
2.3.   Effective Time............................................... 6


                                  ARTICLE III
     Certificate of Incorporation and Bylaws of the Surviving Corporation


3.1.   The Certificate of Incorporation............................. 7
3.2.   The Bylaws................................................... 7


                                  ARTICLE IV
              Officers and Directors of the Surviving Corporation


4.1.   Directors.................................................... 7
4.2.   Officers..................................................... 7


                                   ARTICLE V
        Effect of the Merger on Capital Stock; Exchange of Certificates


5.1.   Effect on Outstanding Securities.............................  7
5.2.   Surrender and Payment........................................  9
5.3.   Adjustment of Merger Consideration........................... 10
5.4.   Merger Without Meeting of Stockholders....................... 11


                                  ARTICLE VI
                        Representations and Warranties


6.1.   Representations and Warranties of the Company................ 11
6.2.   Representations and Warranties of Parent and Merger Sub...... 28

                                  ARTICLE VII
                                   Covenants

 7.1.  Company Interim Operations................................... 30
 7.2.  Acquisition Proposals........................................ 32
 7.3.  Company Stockholder Approval; Proxy Statement................ 33
 7.4.  Approvals and Consents; Cooperation.......................... 35
 7.5.  Filings; Other Actions; Notification......................... 36
 7.6.  Access....................................................... 37
 7.7.  De-registration.............................................. 37
 7.8.  Publicity.................................................... 37
 7.9.  Benefits..................................................... 37
7.10.  Expenses..................................................... 39
7.11.  Indemnification; Directors' and Officers' Insurance.......... 39
7.12.  Antitakeover Statutes........................................ 40


                                 ARTICLE VIII
                                  Conditions


8.1.   Conditions to Each Party's Obligation to Effect the Merger... 40


                                  ARTICLE IX
                                  Termination


9.1.   Termination by Mutual Consent................................ 41
9.2.   Termination by Either Parent or the Company.................. 41
9.3.   Termination by the Company................................... 42
9.4.   Termination by Parent........................................ 43
9.5.   Effect of Termination and Abandonment........................ 44

                                   ARTICLE X
                           Miscellaneous and General

 10.1.  Survival.................................................... 44
 10.2.  Modification or Amendment................................... 45
 10.3.  Waiver of Conditions........................................ 45
 10.4.  Counterparts................................................ 45
 10.5.  Governing Law and Venue; Waiver of Jury Trial............... 45
 10.6.  Notices..................................................... 46
 10.7.  Entire Agreement............................................ 47
 10.8.  No Third Party Beneficiaries................................ 47
 10.9.  Obligations of Parent and of the Company.................... 47
10.10.  Severability................................................ 47
10.11.  Specific Performance........................................ 48
10.12.  Interpretation.............................................. 48
10.13.  Assignment.................................................. 48
10.14.  Captions.................................................... 48

Annex A - Conditions to the Offer

                             Schedules and Exhibits
                             ----------------------

Schedule 6.1(a)          Subsidiaries
Schedule 6.1(b)          Outstanding Stock Options and Warrants
Schedule 6.1(d)(ii)      Consents and Waivers
Schedule 6.1(f)          Certain Changes
Schedule 6.1(h)(i)       Compensation and Benefit Plans
Schedule 6.1(n)(i)       Intellectual Property
Schedule 6.1(n)(ii)      Exceptions to IP Ownership
Schedule 6.1(n) (xvi)    Employees Not Subject to Confidentiality Agreements
Schedule 6(o)(ii)        Year 2000 Testing and Analysis
Schedule 6(o)(iii)       Year 2000 Plan
Schedule 6.1(p)(i)       Labor Matters
Schedule 6.1(r)          Company Material Contracts
Schedule 6.1(w)          Employment Agreements with Key Employees
Schedule 7.1             Company Interim Operations
Schedule 7.11(a)         Indemnification Agreements
Exhibit 8.1(f)           Opinion of Counsel to the Company

                       Cross-Reference of Defined Terms
                       --------------------------------

Term                              Defined in
----                              ----------

Acquisition Proposal              Section 7.2(b)
Acquisition Transaction           Section 7.2(a)
Action                            Annex A
Agreement                         Introductory paragraph
Antitakeover Statute              Section 6.1(j)
Audit Date                        Section 6.1(f)
Business Days                     Section 1.1(a)
Bylaws                            Section 3.2
Certificate                       Section 5.1(a)(ii)
Certificate of Merger             Section 2.3
Charter                           Section 3.1
Closing Date                      Section 2.2
Closing                           Section 2.2
COBRA                             Section 6.1(h)(i)
Code                              Section 6.1(h)(ii)
Common Stock                      Recitals
Company                           Introductory paragraph
Company Disclosure Schedules      Section 6.1
Company 401(k)                    Section 7.9(b)
Company Intellectual Property     Section 6.1(n)(ii)
Company Material Adverse Effect   Section 6.1(a)
Company Material Contracts        Section 6.1(u)
Company Option                    Section 6.1(b)
Company Owned IP                  Section 6.1(n)(i)
Company Reports                   Section 6.1(e)
Company Requisite Vote            Section 6.1(c)(i)
Company Stockholders Meeting      Section 7.3(a)
Compensation and Benefit Plan     Section 6.1(h)(i)
Constituent Corporations          Introductory paragraph
Contracts                         Section 6.1(d)(ii)
Controlled Group Affiliate        Section 6.1(h)(i)
Current Employees                 Section 7.9(b)
Depositary                        Section 5.2(a)
DGCL                              Recitals
DLJ                               Section 1.2(b)
Dissenting Shares                 Recitals
DPC                               Section 7.6
Effective Time                    Section 2.3
Employees                         Section 6.1(h)(i)
Employment Agreements             Recitals

Environmental Law                 Section 6.1(k)
ERISA                             Section 6.1(h)(i)
ESPP                              Section 6.1(b)
Exchange Act                      Section 1.1(a)
Excluded Shares                   Section 5.1(a)(i)
Foreign Authority                 Section 9.2
Foreign Merger Laws               Section 9.2
GAAP                              Section 6.1(e)
Governmental Entity               Section 6.1(d)(i)
Hazardous Substance               Section 6.1(k)
HSR Act                           Section 1.1(b)(ii)
Intellectual Property Rights      Section 6.1(n)(ix)
Knowledge                         Section 6.1(g)
Laws                              Section 6.1(i)
Letter of Transmittal             Section 5.2(b)
Merger                            Recitals
Merger Consideration              Section 5.1(a)(i)
Merger Sub                        Introductory paragraph
Minimum Condition                 Section 1.1(b)(i)
MNDA                              Section 7.6
Offer                             Recitals
Offer Conditions                  Section 1.1(b)(i)
Offer Documents                   Section 1.2(a)
Order                             Section 8.1(c)
Parent                            Introductory paragraph
Parent Companies                  Section 5.1(a)(i)
Parent Representatives            Section 7.6
Payment Fund                      Section 5.2(a)
Pension Plan                      Section 6.1(h)(ii)
Person                            Section 5.2(b)
Preferred Shares                  Section 6.1(b)
Price Per Share                   Recitals
Proxy Statement                   Section 7.4(b)
Schedule 14D-l                    Section 1.2(a)
Schedule 14D-9                    Section 1.2(b)
Scheduled Expiration Date         Section 1.1(b)(ii)
SEC                               Section 1.1(b)(ii)
Share                             Recitals
Shareholders Agreement            Recitals
Software                          Section 6.1(o)(iv)
Stock Option Agreement            Recitals
Stock Plans                       Section 6.1(b)
Subsidiary                        Section 6.1(a)
Superior Proposal                 Section 7.2(c)

Surviving Corporation             Section 2.1
Taxes                             Section 6.1(m)
Tax Returns                       Section 6.1(m)
Terminating Company Breach        Section 9.4(b)
Terminating Parent Breach         Section 9.3(b)
Third Party Licenses              Section 6.1(n)(ii)
Voting Debt                       Section 6.1(b)
Warrants                          Section 5.1(a)(iii)
Warrant Spread                    Section 5.1(a)(iii)

                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------

          THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 5, 1999, among CombiChem, Inc., a Delaware corporation (the "Company"),
E. I. du Pont de Nemours and Company, a Delaware corporation ("Parent"), and DPC Newco, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub," the Company and Merger Sub sometimes being hereinafter collectively referred to as the "Constituent Corporations").

                                   RECITALS

          WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each approved the Offer (as defined herein) and the Merger (as defined herein) and have determined that it is in the best interests of their respective companies and stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

          WHEREAS, in furtherance of such acquisition, Parent proposes to cause Merger Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all of the outstanding shares of common stock, $.001 par value per share ("Common Stock"), of the Company (each a "Share" or collectively, the "Shares") at a price per Share of U.S. $6.75 net to the seller in cash (such price, or any higher price paid in the Offer, the "Price Per Share"), upon the terms and subject to the conditions set forth in this Agreement;

          WHEREAS, the Board of Directors of the Company has unanimously approved this Agreement, the Offer and the Merger, has determined that the Offer and the Merger are fair to and in the best interests of the Company's stockholders, declared the Merger advisable and has resolved to recommend that the Company's stockholders accept the Offer, tender their Shares thereunder and adopt this Agreement;

          WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Company is entering into a stock option agreement with Parent (the "Stock Option Agreement"), pursuant to which the Company has granted to Parent an option to purchase up to 2,684,431 shares of Common Stock (19.9% of the outstanding Shares) under the terms and conditions set forth in the Stock Option Agreement, at a price of $6.75 per Share;

          WHEREAS, contemporaneously with the execution and delivery of this Agreement, certain employees of the Company are entering into employment agreements with the Company (the "Employment Agreements");

          WHEREAS, contemporaneously with the execution and delivery of this Agreement, certain holders of Shares are entering into an agreement with Parent (the "Shareholders Agreement") pursuant to which such holders shall agree to take certain actions to support the transactions contemplated by this Agreement; and

          WHEREAS, in order to complete such acquisition, the respective Boards of Directors of Parent, Merger Sub and the Company have each approved the merger of Merger Sub with and into the Company, with the Company surviving (the "Merger"), upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), whereby each issued and outstanding Share not owned directly or indirectly by Parent or the Company and, except Shares, if any, held by persons who object to the Merger and comply with all the provisions of Delaware law concerning the right of holders of Shares, to dissent from the Merger and require appraisal of their Shares ("Dissenting Shares"), will be converted into the right to receive the Price Per Share.

          NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein and in the Stock Option Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                               The Tender Offer

          1.1. The Offer.
               ---------

               (a) Subject to the provisions of this Agreement (including, without limitation, Annex A attached hereto), and provided that this Agreement has not been terminated in accordance with Article IX hereof, as promptly as practicable but in no event later than five business days, as defined in Rule 14d-1(e)(6) ("Business Days") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the announcement of this Agreement, Merger Sub will commence the Offer.

               (b) (i) The obligation of Merger Sub to accept for payment, purchase and pay for any Shares tendered pursuant to the Offer shall be subject to the satisfaction or waiver of the conditions set forth in Annex A attached hereto (the "Offer Conditions") (including the Offer Condition that at least that number of Shares equivalent to a majority of the total Shares issued and outstanding on a fully diluted basis on the date such shares are purchased pursuant to the Offer shall have been validly tendered and not withdrawn prior to the expiration of the Offer (the "Minimum Condition")). Merger Sub expressly reserves the right to modify the terms of the Offer and to waive any condition of the Offer, except that, Merger Sub will not, without the prior written consent of the Company (i) decrease the amount or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought in the Offer, (iii) impose additional conditions to the Offer, (iv) change any Offer Condition or amend any other term of the Offer if any such change or amendment would be materially adverse in any respect to the holders of Shares (other than Parent or Merger Sub), (v) except as provided below, extend the Offer if all of the Offer Conditions have been satisfied or (vi) amend or waive the Minimum Condition.

               (ii) Subject to the terms and conditions hereof, the Offer shall expire at midnight, New York City time, on the date that is twenty (20) Business Days after the Offer is commenced (within the meaning of Rule 14d-2 under the Exchange Act) (the "Scheduled Expiration Date"); provided, however, that without the consent of the Company, Merger Sub may (x) extend the Offer, if on the Scheduled Expiration Date of the Offer any of the Offer Conditions shall not have been satisfied or waived, for one (1) or more periods (none of which shall exceed ten (10) Business Days), provided that Merger Sub may not extend the expiration of the Offer past sixty (60) days from the date of this Agreement, unless the waiting period applicable to the transactions contemplated by this Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), has not terminated or expired in which case Merger Sub may not extend the offer past the date set forth in Section 9.2(i), or (y) extend the Offer for such period as may be required by any rule, regulation, interpretation or position of the Securities and Exchange Commission ("SEC") or the staff thereof applicable to the Offer or (z) extend the Offer for one (1) or more periods (each such period to be for not more than five (5) Business Days and such extensions to be for an aggregate period of not more than fifteen (15) Business Days beyond the latest expiration date that would otherwise be permitted under clause (x) or (y) of this sentence) if on such expiration date the Offer Conditions shall have been satisfied or waived, but there shall not have been tendered that number of Shares which would equal more than ninety percent (90%) of the Shares issued and outstanding on a fully-diluted basis. Parent shall cause Merger Sub to, and agrees to use its best efforts to, consummate the Offer as soon as legally permissible, subject to Merger Sub's right to extend the Offer as provided in this Section 1.1(b)(ii).

               (iii) Merger Sub agrees that if all of the Offer Conditions are not satisfied on the Scheduled Expiration Date, then, provided that all such conditions are and continue to be reasonably probable of being satisfied by the date that is forty-five (45) days after the commencement of the Offer, Merger Sub shall extend the Offer for one period of not more than five (5) Business Days if requested to do so by the Company; provided that Merger Sub shall not be required to extend the Offer beyond forty-five (45) days after commencement of the Offer or, if earlier, the date of termination of this Agreement in accordance with the terms hereof.

               (iv) On the terms of the Offer and subject to the satisfaction or waiver of the Offer Conditions and the terms of this Agreement, Merger Sub shall (A) be obligated to purchase all Shares validly tendered and not withdrawn on the earliest date that all of the Offer Conditions are satisfied or waived and (B) pay for all Shares validly tendered and not withdrawn pursuant to the Offer that Merger Sub becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer. Notwithstanding any other provision of this Agreement, the Stock Option Agreement or the Shareholders Agreement, any reference to a majority of the total issued and outstanding shares or Shares, or shares or Shares outstanding on a fully diluted basis, or similar references, shall, for purposes of such agreements, exclude from the determination thereof any shares of Common Stock issuable upon exercise of or subject to the Stock Option Agreement and any reference to beneficial ownership of shares of Common Stock or similar references shall, for purposes of such agreements, exclude from the determination thereof any shares of Common Stock issuable upon exercise of or subject to the

Stock Option Agreement and/or the Shareholders Agreement.

          1.2. SEC Filings.
               -----------

               (a) As promptly as practicable, but in no event later than the fifth Business Day after the announcement of this Agreement and the Offer, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on
Schedule 14D-l with respect to the Offer (as supplemented or amended from time to time, the "Schedule 14D-l") to provide for the purchase of the issued and outstanding Shares in accordance with the terms hereof. The Schedule 14D-l, the Offer to Purchase and related summary advertisement and Letter of Transmittal (which documents, as supplemented or amended from time to time, together constitute the "Offer Documents") will comply as to form and content in all material respects with the applicable provisions of the federal securities laws. The Company and its counsel shall be given an opportunity to review and comment upon the Offer Documents and any amendment or supplement thereto prior to the filing thereof with the SEC and Parent and Merger Sub shall consider such comments in good faith. Parent and Merger Sub agree to provide to the Company and its counsel any comments which Parent, Merger Sub or their counsel may receive from the Staff of the SEC promptly after receipt thereof, and any proposed responses thereto, with respect to the Offer Documents and any amendment or supplement thereto. Parent, Merger Sub and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents which shall have become false or misleading in any material respect, and Parent and Merger Sub further agree to take all steps necessary to cause the
Schedule 14D-l as so corrected to be filed with the SEC and to disseminate any revised Offer Documents to the Company's stockholders, in each case as and to the extent required by the applicable provisions of the federal securities laws.

               (b) The Company Board shall recommend acceptance of the Offer to its stockholders in a Solicitation/Recommendation on Schedule 14D-9 (as supplemented or amended from time to time, the "Schedule 14D-9"), provided, however, that the Company Board may thereafter amend or withdraw its recommendation if it has received an Acquisition Proposal (as defined herein) which in accordance with Section 7.2 is a Superior Proposal (as defined herein). On the date the Offer Documents are filed with the SEC, the Company shall file the Schedule 14D-9, which will comply as to form and content in all material respects with the applicable provisions of the federal securities laws. The Company will cooperate with Parent and Merger Sub in mailing or otherwise disseminating the Schedule 14D-9 with the appropriate Offer Documents to the stockholders of the Company. Parent and its counsel shall be given an opportunity to review and comment upon the Schedule 14D-9 and any amendment or supplement thereto prior to the filing thereof with the SEC, and the Company shall consider any such comments in good faith. The Company agrees to provide to Parent and Merger Sub and their counsel any comments which the Company or its counsel may receive from the Staff of the SEC promptly after receipt thereof, and any proposed responses thereto, with respect to the Schedule 14D-9 and any amendment or supplement thereto. The Company, Parent and Merger Sub agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause such Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by the applicable provisions of the federal securities laws. Parent, Merger Sub and the Company each hereby agree to provide promptly such information necessary to the preparation of the exhibits and schedules to the Schedule 14D-9 and the Offer Documents which the respective party responsible therefor shall reasonably request. The Company represents that Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") has delivered to the Company Board a written opinion, as of the date hereof, that, subject to the assumptions and qualifications set forth in such opinion, the consideration to be paid in the Offer and the Merger is fair to the holders of the Shares from a financial point of view. The Company hereby consents to the inclusion in the Offer Documents of the recommendations and approvals referred to in this Section 1.2, unless the Company Board has changed or withdrawn its recommendation after receipt of an Acquisition Proposal that in accordance with Section 7.2 is a Superior Proposal.

          1.3. Company Action.  In connection with the Offer, the Company
               --------------
shall promptly furnish Merger Sub with such information (including a list of the record holders of the Common Stock and their addresses, as well as mailing labels containing the names and addresses of all record holders of Shares, any non-objecting beneficial owner lists and lists of security positions of Shares held in stock depositories in the Company's possession or control, in each case as of a date not more than three (3) Business Days before the date of this Agreement), and shall thereafter render such assistance as Parent, Merger Sub or their agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and Merger Sub shall (a) hold in confidence the information contained in any of such labels and lists, (b) use such information only in connection with the Offer and the Merger and (c) if this Agreement is terminated, shall, upon request, deliver to the Company or destroy all copies of such information then in their or their agents' possession.

          1.4  Composition of the Company Board.
          --------------------------------

          (a) Promptly upon the acceptance for payment of, and payment by Merger Sub in accordance with the Offer for, not less than that number of Shares equal to the Minimum Condition, Merger Sub shall be entitled to designate such number of members of the Company Board, rounded up to the next whole number, equal to that number of directors which equals the product of the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that such number of Shares owned in the aggregate by Merger Sub or Parent, upon such acceptance for payment, bears to the number of Shares outstanding. Upon the written request of Merger Sub, the Company shall, on the date of such request, (i) either increase the size of the Company Board or use its reasonable efforts to secure the resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be so elected to the Company Board and (ii) cause Parent's designees to be so elected, in each case as may be necessary to comply with the foregoing provisions of this Section 1.4(a).

               (b) The Company's obligation to cause designees of Merger Sub to be elected or appointed to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-l in order to fulfill its obligations under this Section 1.4, and shall include in the Schedule 14D-9 such information with respect to Merger Sub and its designees as is required under Section 14(f) and Rule 14f-l. Parent and Merger Sub will supply to the Company in writing and be solely responsible for any information with respect to any of them and their designees, officers, directors and affiliates required by Section 14(f) and Rule 14f-l and applicable rules and regulations.

                                  ARTICLE II

                      The Merger; Closing; Effective Time

          2.1.  The Merger.  Upon the terms and subject to the conditions set
                ----------
forth in this Agreement, at the Effective Time (as defined in Section 2.3) Merger Sub shall be merged with and into the Company. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware. The Merger shall have the effects specified in the DGCL. Parent, as the sole stockholder of Merger Sub, hereby approves the Merger and this Agreement.

          2.2. Closing.  The closing of the Merger (the "Closing") shall take
               -------
place (i) at the offices of Ballard Spahr Andrews & Ingersoll, LLP, 1735 Market Street, Philadelphia, Pennsylvania at 10:00 a.m. on the latest to occur of (A) the business day on which the condition set forth in Section 8.1(a) shall be satisfied or waived in accordance with this Agreement and (B) the first business day following the date on which the last to be satisfied or waived of the other conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement, or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the "Closing Date").

          2.3.  Effective Time.  As soon as practicable following the Closing,
                --------------
the Company will cause a Certificate of Merger (the "Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or, if agreed to by Parent and the Company, such later time or date set forth in the Certificate of Merger (the "Effective Time").

                                  ARTICLE III

     Certificate of Incorporation and Bylaws of the Surviving Corporation

          3.1.  The Certificate of Incorporation.  The certificate of
                --------------------------------
incorporation of the Company shall be amended as of the Effective Time so that it is identical to the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time, except that Article FIRST of the Charter shall provide that the name of the Company shall be the name of the Surviving Corporation, and such certificate shall be the certificate of incorporation of the Surviving Corporation (the "Charter").

          3.2.  The Bylaws.  The bylaws of Merger Sub in effect immediately
                ----------
prior to the Effective Time shall be the bylaws of the Surviving Corporation (the "Bylaws"), until thereafter amended as provided therein or by applicable law.

                                  ARTICLE IV

              Officers and Directors of the Surviving Corporation

          4.1.  Directors.  The directors of Merger Sub immediately prior to
                ---------
the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and Bylaws. Subject to the consummation of the Offer and the purchase by Merger Sub of at least that number of shares equal to the Minimum Condition, prior to the Effective Time, the Company shall take all actions necessary to obtain any resignations of its directors necessary to give effect to the provisions of this Section and Section 1.4.

          4.2.  Officers.  The officers of the Company immediately prior to
                --------
the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and Bylaws.

                                   ARTICLE V

   Effect of the Merger on Outstanding Securities; Exchange of Certificates

          5.1. Effect on Outstanding Securities.  At the Effective Time, as
               --------------------------------
a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any capital stock of the Company:

               (a)  Merger Consideration.
                    --------------------

                    (i) Each Share issued and outstanding immediately prior to the Effective Time (other than (A) Shares owned by Parent or any direct or indirect Subsidiary (as defined herein) of Parent (collectively, the "Parent Companies"), (B) Dissenting Shares, or (C) Shares that are owned by the Company or any direct or indirect Subsidiary of the Company (and in each case not held on behalf of third Parties) (collectively, "Excluded Shares")) shall be converted into, and become exchangeable for the right to receive the Price Per Share in cash (the "Merger Consideration").

                    (ii) At the Effective Time, all Shares shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each certificate (a "Certificate") formerly representing any of such Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration.

                    (iii) At the Effective Time, each warrant to purchase shares of Common Stock listed on Schedule 6.1(b) (the "Warrants") shall be canceled in exchange for a cash payment of an amount equal to (A) the excess, if any, of (1) the Price Per Share over (2) the exercise price per share of Common Stock subject to such Warrant, multiplied by (B) the number of shares of Common Stock for which such Warrant shall not theretofore have been exercised (the "Warrant Spread"). Upon surrender to Parent at the address set forth in Section 10.6 of Warrants and/or such other documents as may reasonably be requested by Parent, Parent hereby agrees to deliver to the registered holders of such Warrants (as indicated in the records of the Company) the Warrant Spread. If there is no excess of the Price Per Share over the exercise price per share of Common Stock subject to a Warrant, then such Warrant shall be canceled for no consideration.

                    (iv) At the Effective Time, each outstanding Company Option (as defined herein) shall be canceled in accordance with Section 7.9(a).

               (b) Cancellation of Excluded Shares.  Each Excluded Share (other
                   -------------------------------
than Dissenting Shares) issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding and shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

               (c) Merger Sub.  As of the Effective Time, each share of Common
                   ----------
Stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall continue to remain outstanding and shall constitute one share of common stock of the Surviving Corporation.

               (d) Dissenting Shares.  Notwithstanding anything in this
                   -----------------
Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who is entitled to and has demanded appraisal for such shares in accordance with the DGCL, or other applicable law, shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses its right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, except as otherwise required under applicable law.

          5.2.  Surrender and Payment.
                ---------------------

                (a) Depositary.  Prior to the Effective Time, Parent shall
                    ----------
designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of Shares in connection with the Merger (the "Depositary") to receive the Merger Consideration to which holders of Shares shall become entitled pursuant to Section 5.1. Prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, Parent or Merger Sub shall deposit with the Depositary cash in an aggregate amount equal to the product of (i) the number of Shares outstanding (and not to be canceled pursuant to Section 5.1(b)) immediately prior to the Effective Time, multiplied by (ii) the Merger Consideration. The deposit made by Parent or Merger Sub pursuant to the preceding sentence is hereinafter referred to as the "Payment Fund." The Depositary shall cause the Payment Fund to be (i) held for the benefit of the holders of Shares and (ii) promptly applied to making the payments provided for in Section 5.1(a). The Payment Fund shall not be used for any purpose that is not provided for herein.

                (b) Exchange Procedures.  As soon as reasonably practicable
                    -------------------
after the Effective Time, Parent shall cause the Depositary to mail to each holder of record a Certificate or Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Depositary) (the "Letter of Transmittal") and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Depositary, together with such Letter of Transmittal, duly executed, and such other documents as may reasonably be required by the Depositary, the Depositary shall pay the holder of such Certificate the Merger Consideration in respect of such Certificate, less any required withholding taxes, and the Certificate so surrendered shall forthwith be canceled. If any portion of the Merger Consideration is to be paid to a person (as defined in the Exchange Act) (a "Person") other than the registered holder of the shares represented by the Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such payment that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Depositary any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such shares or establish to the satisfaction of the Depositary that such tax has been paid or is not payable. Until surrendered as contemplated by this Section 5.2, each Certificate (other than Certificates representing Dissenting Shares) or Shares to be canceled pursuant to Section 5.1(b)) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration upon such surrender.

               (c) No Further Ownership Rights in Common Stock.  All Merger
                   -------------------------------------------
Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article V shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Depositary for any reason, they shall be canceled and exchanged as provided in this Article V, except as otherwise provided by law.

               (d) Unclaimed Funds.  Any portion of the Payment Fund made
                   ---------------
available to the Depositary pursuant to Section 5.2(a) that remains unclaimed by holders of the Certificates for six (6) months after the Effective Time shall be delivered to the Surviving Corporation or a United States parent thereof, upon demand, and any holders of Certificates who have not theretofore complied with this Article V shall thereafter look only to Parent for payment of their claim for Merger Consideration.

               (e) No Liability.  None of Parent, Merger Sub, the Company or the
                   ------------
Depositary shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate has not been surrendered prior to five (5) years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any public official), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

               (f) Investment of Funds.  The Payment Fund shall be invested by
                   -------------------
the Depositary in accordance with the instructions of Parent and all earnings thereon shall inure to the benefit of Parent or Merger Sub.

               (g) Lost Certificates.  In the event that any Certificate shall
                   -----------------
have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the granting of an indemnity reasonably satisfactory to Parent against any claim that may be made against it, the Surviving Corporation or the Depositary, with respect to such Certificate, the Depositary will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to such Certificate, to which such Person is entitled pursuant hereto.

          5.3. Adjustment of Merger Consideration.  In the event that,
               ----------------------------------
subsequent to the date of this Agreement but prior to the Effective Time, the outstanding Shares shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Merger Consideration shall be appropriately adjusted.

          5.4. Merger Without Meeting of Stockholders.  In the event that
               --------------------------------------
Merger Sub, or any other direct or indirect subsidiary of Parent, shall acquire at least ninety percent (90%) of the outstanding Shares, the parties hereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a vote of stockholders of the Company, in accordance with Section 253 of the DGCL.

                                  ARTICLE VI

                        Representations and Warranties

          6.1. Representations and Warranties of the Company.  The Company
               ---------------------------------------------
hereby represents and warrants to Parent and Merger Sub, except as specifically identified in the Schedules described in this Section 6.1 and delivered to Parent on the date of this Agreement and attached hereto (the "Company Disclosure Schedules"), as follows:

               (a) Organization, Good Standing and Qualification.  Each of the
                   ---------------------------------------------
Company and each of its Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing (where such concept is recognized) under the laws of its respective jurisdiction of organization. Each of the Company and each of its Subsidiaries has all requisite corporate or limited liability company power and authority to own and operate their respective properties and assets and to carry on their respective businesses as presently conducted. Each of the Company and each of its Subsidiaries is qualified to do business and is in good standing as a foreign corporation or limited liability company in each jurisdiction (where such concept is recognized) where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in such good standing, when taken together with all other such failures, is not reasonably likely to have a Company Material Adverse Effect (as defined below) or impair the ability of the Company, the Surviving Corporation, Parent or any of their respective affiliates, following consummation of the Offer or the Merger, to conduct any material business or operations in any jurisdiction where they are now being conducted. The Company has made available to Parent a complete and correct copy of the Company's and its Subsidiaries' certificates of incorporation and bylaws (or documents of a similar scope for (i) limited liability companies and (ii) corporations organized in jurisdictions outside the United States), each as amended to date. The Company's and its Subsidiaries' certificates of incorporation and bylaws (or similar documents) so made available are in full force and effect.

          As used in this Agreement, (i) "Subsidiary" means, with respect to the Company, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least fifty percent (50%) of the securities or ownership interests having by their terms ordinary voting power to elect fifty percent (50%) of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries, and (ii) "Company Material Adverse Effect" means any change in or effect on the business of the Company and its Subsidiaries that is, or is reasonably likely to be, materially adverse to the business, operations or assets (including intangible assets), liabilities (contingent or otherwise), prospects, condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole. In no event shall any of the following constitute, or be taken into account in determining whether there has been or is likely to be, a "Company Material Adverse Effect":
(i) an adverse change in the trading price of the Common Stock between the date of this Agreement and the Effective Time, in and of itself; (ii) any adverse conditions, events, circumstances, changes or effects attributable to expenses (including, without limitation, legal, accounting and financing consulting fees and expenses) incurred directly in connection with the transactions contemplated by this Agreement; or (iii) any adverse conditions, events, circumstances, changes or effects resulting from compliance by the Company with, or the taking of any action required or contemplated by, the terms of this Agreement or any other agreement entered into by the Company with Parent or Merger Sub in connection with the transactions contemplated by this Agreement.

          Schedule 6.1(a) lists each Subsidiary of the Company and its jurisdiction of formation. All of the outstanding equity interests in each such Subsidiary have been validly issued and are fully paid and non-assessable and owned by the Company free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever. Except for the equity interest in its Subsidiaries, the Company does not own, directly or indirectly, an ownership interest in any corporation, partnership, joint venture or other entity.

               (b) Capital Structure.  The authorized capital stock of the
                   -----------------
Company consists of 40,000,000 shares of Common Stock, of which 13,489,604 Shares were outstanding as of the close of business on September 27, 1999, and 5,000,000 shares of Preferred Stock, par value $0.001 per share (the "Preferred Shares"), none of which were outstanding as of the close of business on September 27, 1999. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than shares of Common Stock reserved for issuance pursuant to the Stock Option Agreement, the Company has no shares of Common Stock or Preferred Shares subject to issuance, except
(i) 3,355,069 shares of Common Stock reserved for issuance under the Company's 1997 Stock Incentive Plan, of which options to acquire 1,213,476 shares of Common Stock are outstanding as of September 27, 1999, (ii) 150,000 shares of Common Stock reserved for issuance under the Company's 1997 Employee Stock Purchase Plan (the "ESPP"), of which 79,967 shares of Common Stock are available for purchase as of September 27, 1999, (iii) 70,000 shares of Common Stock reserved for issuance pursuant to options granted other than pursuant to the Stock Plans, of which options to acquire 70,000 shares of Common Stock are outstanding as of September 27, 1999 and (iv) 247,220 shares of Common Stock reserved for issuance upon exercise of the Warrants as of September 27, 1999.
Schedule 6.1(b) sets forth a correct and complete list of (i) each outstanding option to purchase shares of

Common Stock under the Stock Plans (as defined below) or pursuant to clause
(iii) of the preceding sentence (each a "Company Option"), as of September 27, 1999, including the holder, date of grant, exercise price and number of shares of Common Stock subject thereto and (ii) each Warrant as of September 27, 1999, including the holder, exercise price, and number of shares of Common Stock subject thereto. As of September 27, 1999, there are no shares of capital stock of the Company authorized, issued or outstanding except as set forth above and, except as set forth above, there are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character to which the Company is a party or may be bound relating to the issued or unissued capital stock or other securities of the Company and the Shares subject to the Stock Option Agreement shall not be subject to any preemptive rights. The Company does not have outstanding any bonds, debentures, notes or other obligations, the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter ("Voting Debt"). Except for the Company's 1997 Stock Incentive Plan (including its predecessor plan, the 1995 Stock Option/Stock Issuance Plan) and the ESPP (such plans collectively, the "Stock Plans"), at or after the Effective Time, neither the Surviving Corporation nor Parent nor their respective affiliates will have any obligation to issue, transfer or sell any shares or securities of the Surviving Corporation, Parent or any of their respective affiliates pursuant to any Compensation and Benefit Plan (as defined in Section 6.1(h)(i)) which obligations were outstanding as of September 27, 1999. On or prior to the consummation of the Offer, the Company will have taken all actions as are required to adjust the terms of all outstanding Warrants to provide that the Warrants may be canceled in accordance with Section 5.1(a)(iii). Since September 27, 1999, the Company has not issued, granted or entered into any agreement relating to any subscription, option, warrant, right, convertible security or any agreement or commitment of any character to which the Company is a party or may be bound relating to the issued or unissued capital stock or other securities of the Company, except for the Stock Option Agreement.

               (c) Corporate Authority; Approval.
                   -----------------------------

                   (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and to consummate the Offer and, subject only to obtaining the adoption of this Agreement by a majority of the Shares outstanding as of the record date of the Company's stockholders meeting (the "Company Requisite Vote"), the Merger. This Agreement and the Stock Option Agreement are valid and binding agreements of the Company, enforceable against the Company in accordance with their respective terms subject to (i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, or similar laws from time to time in effect affecting creditors' rights generally, and (ii) general principles of equity, whether such principles are considered in a proceeding at law or in equity.

                   (ii) The Company Board has, at a meeting duly called and held, unanimously (A) approved the acquisition of the Company by Parent on the terms and subject to the conditions of this Agreement, (B) approved this Agreement and the Stock Option Agreement, the Offer and the Merger and the transactions contemplated hereby in accordance with the DGCL, (C) determined that the Offer and the Merger are fair to and in the best interests of the Company's stockholders and declared the Merger advisable, and (D) recommended that the stockholders of the Company tender their shares of Common Stock into the Offer and adopt this Agreement and approve the Merger.

               (d) Governmental Filings; No Violations.
                   -----------------------------------

                   (i) Other than any filings and/or notices required (A) pursuant to Section 2.3, (B) under the HSR Act, and (C) the Exchange Act and state securities or "blue sky" laws, no notices or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authority, agency, commission, body or other governmental entity ("Governmental Entity"), in connection with the execution and delivery of this Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the Offer and the Merger and the other transactions contemplated hereby and thereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Stock Option Agreement.

                   (ii) The execution, delivery and performance of this Agreement and the Stock Option Agreement by the Company do not and will not, and the consummation by the Company of the Offer and the Merger and the other transactions contemplated hereby and thereby will not, constitute or result in
(A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company or the comparable governing instruments of any of its Subsidiaries, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture or other obligation ("Contracts") binding upon the Company or any of its Subsidiaries or any Law (as defined in Section 6.1(i)) or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject, or (C) any change in the rights or obligations of any party under any of the Contracts; except, in the case of clause (B) and (C) above, for any breach, violation, default, acceleration, creation, or change that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or the Stock Option Agreement.
Schedule 6.1(d)(ii) sets forth a correct and complete list of all consents and waivers which are or may be required in connection with the consummation of the transactions contemplated by this Agreement and the Stock Option Agreement (whether or not subject to the exceptions set forth with respect to clauses (B) and (C) in the preceding sentence) under Contracts to which the Company or any of its Subsidiaries is a party, other than any consent or waiver (other than consents or waivers pursuant to Contracts relating to indebtedness, securities or the guarantee thereof) the failure to obtain which is not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or the Stock Option Agreement.

               (e) Company Reports; Financial Statements.  The Company and, to
                   -------------------------------------
the extent applicable, each of its then or current Subsidiaries has made all filings required to be made by it with the SEC since January 1, 1998 (collectively, including any such reports filed subsequent to the date hereof, the "Company Reports"). The Company has made available to Parent each registration statement, report, proxy statement or information statement filed with the SEC by it since October 15, 1997, including, without limitation, (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1998, as amended on April 5, 1999, (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999, (iii) the Company's Proxy Statement filed on April 6, 1999 and (iv) the Registration Statement on Form S-8 filed with the SEC on May 13, 1999, all in the form (including exhibits, annexes and any amendments thereto) filed with the SEC. As of their respective dates, the Company Reports complied in all material respects with the requirements of applicable statutes and regulations and did not, and any Company Reports filed with the SEC prior to the Effective Time of the Offer will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) presents fairly, or will present fairly, the financial position of the Company and its Subsidiaries as of its date and each of the statements of income and of changes in financial position included in or incorporated by reference into the Company Reports (including any related notes and schedules) presents fairly, or will present fairly, the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (except as otherwise noted therein and subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except, in the case of unaudited financial statements, as permitted by SEC Form 10-Q, and except as may be noted therein. Other than the Company Reports specifically recited in clauses (i) through (iv) of the first sentence of this Section 6.1(e), the Company has not, on or prior to the date hereof, filed any other definitive reports or statements with the SEC since December 31, 1998.

               (f) Absence of Certain Changes.  Since June 30, 1999 (the "Audit
                   --------------------------
Date"), the Company and its Subsidiaries have conducted their respective businesses in all material respects only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change in the financial condition, properties, business or results of operations of the Company or any of its Subsidiaries or any occurrence or combination of occurrences that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, that has had or is reasonably likely to have a Company Material Adverse Effect; (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company; or (iv) any change by the Company in accounting principles, practices or methods. Schedule 6.1(f) contains a document setting forth the name, title, salary and other compensation of each employee of the Company as of September 27, 1999. Since the date of such document, there has not been any increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to officers or key employees of the Company or its Subsidiaries, or any amendment of any of the Stock Plans or Compensation and Benefit Plans.

               (g) Litigation and Liabilities.  Except for matters which are
                   --------------------------
not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Stock Option Agreement, there are no (i) civil, criminal, administrative or regulatory actions, suits, claims, hearings, investigations or proceedings pending or, to the Knowledge (as defined herein) of the Company, threatened against the Company or any of its Subsidiaries or (ii) material obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to matters involving any Environmental Law (as defined in Section 6.1(k)). When used in this Agreement, "Knowledge" means an individual will be deemed to have "Knowledge" of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a comprehensive investigation concerning the existence of such fact or other matter. A Person other than an individual will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is an officer, director, an employee at the director level or above or the Company's environmental safety officer has, or at any time, had, "Knowledge" of such fact or matter, as defined in the previous sentence.

               (h)  Employee Benefits.
                    -----------------

                    (i) The Company Reports accurately describe in all material respects all material incentive, bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option and other stock based plans, all employment or severance agreements, plans, policies or arrangements, other employee benefit plans and any applicable "change of control" or similar provisions in any plan, agreement, policy or arrangement which covers current or former employees of the Company and its Controlled Group Affiliates (the "Compensation and Benefit Plans") or with respect to which the Company or any of its Controlled Group Affiliates may have any liability and which are required to be disclosed in the Company Reports. The Compensation and Benefit Plans and all other benefit plans, agreements, policies or arrangements covering current or former employees or directors of the Company and its Controlled Group Affiliates (the "Employees"), including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), are listed in Schedule 6.1(h)(i). True and complete copies of all documents relating to the

Compensation and Benefit Plans or any other plan, agreement, policy or arrangement listed in Schedule 6.1(h)(i), including written interpretations thereof, and such other benefit plans, agreements, policies or arrangements, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part of any such plans and agreements, and all amendments thereto have been provided or made available to Parent. The following items have also been provided or made available to Parent with respect to each Compensation and Benefit Plan as applicable: (1) copy of the most recent Form 5500 annual report (including all schedules and financial statements); (2) copy of the most recent favorable determination letter issued by the Internal Revenue Service with respect to each such plan; (3) copies of any governmental audit report or correction program memorandum; (4) any governmental opinion, ruling, determination or notice of action or disposition with regard to any such plan;
(5) the results of any testing relating to any such plan, including testing of coverage, non-discrimination requirements, 401(k) and 401(m) compliance, benefit limitations, etc.; and (6) a schedule of all persons who are receiving, or who are eligible to elect to receive, health care continuation ("COBRA") coverage with respect to the Company or a Controlled Group Affiliate.

                    "Controlled Group Affiliate" means any trade or business (whether or not incorporated) that is a member of a "controlled group" of which the Company is a member or under "common control" with the Company (within the meaning of Section 414(b), (c), (m) or (o) of the Code).

                    (ii) The Compensation and Benefit Plans have been administered in material compliance with their terms and all applicable law. Each Plan which is an "employee pension benefit plan" within the meaning of
Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") is so qualified, and has received a favorable determination letter from the Internal Revenue Service, and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or threatened litigation, governmental audit or investigation relating to any Compensation and Benefit Plan. Neither the Company nor any of its Controlled Group Affiliates has engaged in a transaction with respect to any Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

                    (iii) Neither the Company nor any of its Controlled
Group Affiliates has, nor has ever had, any obligation or liability with respect to an employee benefit plan which is subject to Title IV of ERISA, or which is a "multiemployer plan" within the meaning of Section 3(37) or 4001(a)(3) of ERISA. There is no entity (other than the Company or any of its Subsidiaries) which is or was a Controlled Group Affiliate of the Company. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Compensation and Benefit Plan within the 12-month period ending on the date hereof.

                    (iv) All contributions required to be made under the terms of any Compensation and Benefit Plan have been timely made or accrued on the Company's financial statements and all insurance premiums required as of the Closing Date will have been paid.

                    (v) Neither the Company nor any of its Controlled Group Affiliates has any obligations for retiree health and life benefits under any Compensation and Benefit Plan. The Company or its Controlled Group Affiliates may amend or terminate any Compensation and Benefit Plan at any time without incurring any material liability thereunder.

                    (vi) The consummation of the transactions contemplated by this Agreement will not (x) entitle any Employees to severance pay, (y) accelerate the time of payment or vesting or trigger any material payment or funding (through a grantor trust or otherwise) of compensation or benefits under, materially increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans or (z) result in payments under any of the Compensation and Benefit Plans which may not be deductible under Section 162(m) or Section 280G of the Code.

                    (vii) There are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or, to the Company's Knowledge, threatened, with respect to the Compensation and Benefit Plans and, to the Company's Knowledge, there are no such facts which could give rise to any such actions, suits or claims.

                    (viii) Each of the Company and its Controlled Group Affiliates has complied in all material respects with the reporting and disclosure requirements of ERISA.

                    (ix) To the Knowledge of the Company, each Compensation and Benefit Plan which is a "group health plan" (as such term is defined in section 5000(b)(1) of the Code) complies and has complied with the applicable requirements of Section 4980B of the Code and Sections 601-609 of ERISA (COBRA), and Sections 701-734 of ERISA (HIPAA), including without limitation, the certification requirements under Section 701(e) of ERISA.

               (i) Compliance.  Neither the Company nor any of its Subsidiaries
                   ----------
is in default or violation of, (i) its certificate of incorporation or bylaws (or similar documents), (ii) any law, ordinance, rule, regulation, order, judgment, decree, arbitration award, license or permit of any Governmental Entity (collectively, "Laws") applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties are bound, or
(iii) any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties are bound or affected, except for any such defaults or violations that, individually or in the aggregate, will not have a Company Material Adverse Effect, or prevent or materially delay the transactions contemplated by this Agreement. No change is required in the Company's or any of its Subsidiaries' processes, properties or procedures in order to comply in all material respects with any Laws, and the Company has not received any notice of any material noncompliance with any such Laws that has not been cured.

               (j)  Antitakeover Statutes.  The board of directors of the
                    ---------------------
Company has taken all necessary action to approve the transactions contemplated by this Agreement, the Stock Option Agreement and the Shareholders Agreement such that the restrictions under Section 203 of the DGCL shall not apply to such transactions. No "fair price," "moratorium," "control share acquisition" or other antitakeover statute or regulation (each, an "Antitakeover Statute") is applicable to the Company, the Shares, the Offer, the Merger, this Agreement, the Stock Option Agreement, the Shareholders Agreement or the other transactions contemplated hereby or thereby.

               (k)  Environmental Matters.  (i) The Company and its Subsidiaries
                    ---------------------
have complied in all material respects at all times with all applicable Environmental Laws; (ii) to the Company's Knowledge, no property currently or formerly owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) has been contaminated with any Hazardous Substance; (iii) to the Company's Knowledge, neither the Company nor any of its Subsidiaries is subject to any liability for Hazardous Substance disposal or contamination on any third party property; (iv) to the Company's Knowledge, neither the Company nor any of its Subsidiaries is subject to liability for any release or threat of release of any Hazardous Substance; (v) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information indicating that it may be in violation of or subject to liability under any Environmental Law; (vi) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability under any Environmental Law; (vii) to the Company's Knowledge, none of the properties of the Company or any of its Subsidiaries contain any underground storage tanks, asbestos-containing material, lead products, or polychlorinated biphenyls;
(viii) to the Company's Knowledge, there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any property in connection with any Environmental Law; and (ix) the Company has delivered to Parent copies of all environmental reports, studies, assessments, sampling data and other environmental information in its possession relating to the Company or any of its Subsidiaries or any of their current or former properties or operations.

          "Environmental Law" means any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

          "Hazardous Substance" means any substance that is (A) listed, classified or regulated pursuant to any Environmental Law; (B) any chemical, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon, pharmaceutical, biological and/or medical waste or materials; or (C) any other substance which may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

               (l)  Opinion of Financial Advisor.  The Company's Board has
                    ----------------------------
received the written opinion of DLJ to the effect that, subject to the assumptions and qualifications set forth in such opinion, as of the date hereof, the consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view.

               (m)  Taxation.  The Company and each of its Subsidiaries has
                    --------
timely filed all Tax Returns required to be filed by it in the manner provided by law except where the failure to make such timely filing has not had, and could not reasonably be expected to have, a Company Material Adverse Effect.
All such Tax Returns are true, correct and complete in all material respects. The Company and each of its Subsidiaries have timely paid all Taxes due or required to be withheld from amounts owing to any employee, creditor or third party or have provided adequate reserves in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. (i) No claim for unpaid Taxes (other than for Taxes not yet due) has become a lien or encumbrance of any kind against the property of the Company or any of its Subsidiaries or is being asserted against the Company or any of its Subsidiaries; (ii) no audit, examination, investigation or other proceeding in respect of Taxes is pending, being conducted, or threatened by a Tax authority involving the Company or any of its Subsidiaries; (iii) no issues have been raised by the relevant taxing authority in connection with any examination of the Tax Returns filed by the Company and its Subsidiaries that have not been resolved; (iv) no extension or waiver of the statute of limitations on the assessment of any Taxes has been granted by the Company or any of its Subsidiaries and is currently in effect; (v) neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, or potential liability with regards to, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement; (vi) no power of attorney has been granted by or with respect to the Company or any of its
Subsidiaries with respect to any matter relating to Taxes; (vii)   neither the
Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which was the Company), or (B) has any liability for Taxes of any person (other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any other similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise; (viii) neither the Company nor any of its Subsidiaries is a party to any agreement, plan, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code; (ix) neither the Company nor any of its Subsidiaries has any intercompany gain or loss arising as a result of an intercompany transaction within the meaning of Treasury Regulation Section 1.1502-13 (or similar provision under state, local or foreign law) that has not been taken into account or any excess loss accounts within the meaning of Treasury Regulation
Section 1.1502-19; (x) the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code;
(xi) neither the Company nor any of its Subsidiaries has been the subject to a Tax ruling that has continuing effect; and (xii) neither the Company nor any of its Subsidiaries has agreed to include, or is required to include, in income any adjustment under either Section 481(a) or 482 of the Code (or an analogous provision of state, local or foreign law) by reason of a change in accounting method or otherwise.

          "Taxes" means any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, employment, payroll, premium, value added, property or windfall profits taxes, environmental transfer taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign.

          "Tax Return" means any return, report or statement required to be filed with any governmental authority with respect to Taxes.

               (n)  Intellectual Property.
                    ---------------------

                    (i) Set forth in Schedule 6.1(n)(i) is a correct and complete list of each of the following items (A) all patents and applications therefor, registrations of trademarks (including service marks) and applications therefor, and registrations of copyrights and applications therefor that are owned by the Company or any of its Subsidiaries or licensed to the Company or any of its Subsidiaries (collectively, the "Company Owned IP"), (B) all licenses, agreements and contracts relating to the Company Intellectual Property (as defined in Section 6.1(n)(ii) of this Agreement) pursuant to which the Company or any of its Subsidiaries are entitled to use any Company Intellectual Property owned by any third party (the "Third Party Licenses") and (C) all agreements under which the Company or any of its Subsidiaries has granted any third party the right to use any Company Intellectual Property.

                    (ii) The Company, or its Subsidiaries where expressly indicated, is the owner of, or is licensed to use, or otherwise possesses legally enforceable rights in, all intellectual property, including, without limitation, all patents and patent applications, supplementary protection certificates and patent extensions, trademarks and trademark applications, service mark and service mark registrations, logos, commercial symbols, business name registrations, trade names, copyrights and copyright registrations, computer software, mask works and mask work registration applications, industrial designs and applications for registration of such industrial designs, including, without limitation, any and all applications for renewal, extensions, reexaminations and reissues of any of the foregoing intellectual property rights where applicable, inventions, compounds, structures, compound libraries, biological materials, trade secrets, formulae, know-how, technical information, research data, research raw data, laboratory notebooks, procedures, designs, proprietary technology and information held or used in the business of the Company and its Subsidiaries (hereinafter the "Company Intellectual Property").

                    (iii) The Company and its Subsidiaries are the sole legal and beneficial owners of all the Company Intellectual Property (except for the Company Intellectual

Property that is the subject of any Third Party Licenses).

                    (iv) The Company has not entered into any agreements, licenses or created any mortgages, liens, security interests, leases, pledges, encumbrances, equities, claims, charges, options, restrictions, rights of first refusal, title retention agreements or other exceptions to title which affect the Company Intellectual Property or restrict the use by the Company or any of its Subsidiaries of the Company Intellectual Property, except as provided in agreements and instruments disclosed in Schedule 6.1(n)(i) and furnished or made available to Parent prior to the date of this Agreement.

                    (v) To the Company's Knowledge, the Company and its Subsidiaries are in compliance in all material respects with the Third Party Licenses.

                    (vi) The Company and its Subsidiaries are not, and will not be as a result of the execution, delivery or performance of this Agreement or the Stock Option Agreement or the consummation of the Offer and the Merger or the other transactions contemplated hereby or thereby, in breach, violation or default of any Third Party Licenses that are material to the conduct of the business of the Company. The rights of the Company or any of its Subsidiaries to the Company Intellectual Property are not affected by the execution, delivery or performance of this Agreement or the Stock Option Agreement or the consummation of the Offer and the Merger or the other transactions contemplated hereby or thereby.

                    (vii) The Company and its Subsidiaries have the right to license to third parties the use of the Company Owned IP, except as restricted under Third Party Licenses.

                    (viii) To the Company's Knowledge, all registrations and filings relating to the Company Owned IP are in good standing. To the Company's Knowledge, all maintenance and renewal fees necessary to preserve the rights of the Company in respect of the Company Owned IP have been made. The registrations and filings relating to the Company Owned IP are proceeding and there are no facts of which the Company has Knowledge which could significantly undermine those registrations or filings.

                    (ix) To the Company's Knowledge, the manufacturing, marketing, distribution, sale and use of compounds by the Company or its Subsidiaries, licensees or sublicensees in the countries where the Company has conducted such activities, does not infringe the patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, and proprietary trade names, publication rights, computer programs (including source code and object code), inventions, know-how, trade secrets, technology, processes, confidential information and all other intellectual property rights throughout the world (collectively, "Intellectual Property Rights") of any third party.

                    (x) There are no allegations, claims or proceedings instituted, pending or threatened (and the Company is not aware of any basis for any such allegation, claim or proceeding) which challenge the rights possessed by the Company or its Subsidiaries to use the Company Intellectual Property or the validity or effectiveness of the Company Intellectual Property, including without limitation any interferences, oppositions, cancellations or other contested proceedings.

                    (xi) There are no outstanding claims or proceedings instituted, pending or threatened by any third party challenging the ownership, priority, scope or validity or effectiveness of any Company Intellectual Property.

                    (xii) To the Company's Knowledge, there are no valid Intellectual Property Rights of any third party that have been infringed by the identification, development, manufacture, marketing, distribution and sale and use of any products that have been identified for development by the Company or any of its Subsidiaries.

                    (xiii) To the Company's Knowledge, there are no Intellectual Property Rights of any third party that are infringed by the continued practice of any technologies previously used or presently in use by the Company.

                    (xiv) To the Company's Knowledge, except for matters as would not have or be reasonably likely to have a Company Material Adverse Effect, there is no unauthorized use, infringement or misappropriation of the Company Intellectual Property by any third party, including any employee or former employee of the Company or any of its Subsidiaries.

                    (xv) The Company and its Subsidiaries have not granted any licenses, immunities, options or other rights to the Company Intellectual Property which could provide a third party with a defense to patent infringement proceedings, whether domestic or foreign.

                    (xvi) Commercially reasonable measures have been taken to maintain the confidentiality of the inventions, trade secrets, formulae, know-how, technical information, research data, research raw data, laboratory notebooks, procedures, designs, proprietary technology and information of the Company and its Subsidiaries, and all other information the value of which to the Company or any of its Subsidiaries is contingent upon maintenance of the confidentiality thereof. Without limiting the generality of the foregoing, (A) each employee of the Company and each consultant to the Company who has had access to proprietary information with respect to the Company has entered into an agreement suitable to vest ownership rights to any inventions, creations, developments, and works in the Company and has entered into an agreement for maintaining the confidential information of the Company and (B) each officer and director of the Company has entered into an agreement to maintain the confidential information of the Company, except for those individuals listed in
Schedule 6.1(n) (xvi) whose involvement in the business of the Company is described with specificity therein.

               (o)  Year 2000 Compliance.
                    --------------------

                    (i) All Software (as defined herein) of the Company, when operated on the computer hardware of the Company now used for that purpose:

                          (A)  will operate before, during, and after January 1,
2000, without any errors relating to data, in the same manner as it presently operates;

                          (B)  will not abnormally end a process or provide
incorrect results as a result of date data which represents or references different centuries or more than one century;

                          (C)  recognizes the century in date data and performs
all date calculations in a manner which accommodates multi-century formulas and date values;

                          (D)  includes an indication of century in all date-
related user interfaces and data interfaces;

                          (E)  recognizes and correctly processes date and data
involving leap years; and

                          (F)  performs all sorting operations that include a
year category on the basis of four-digit dates.

                    (ii) Schedule 6(o)(ii) attached hereto contains a complete description of the testing and analysis which the Company has performed or had performed with respect to the matters described in Section 6(o)(i), including a true and complete listing of each document setting forth any portion of that analysis or any related test results. The Company has provided Parent with true and complete copies of all documents listed in Schedule 6(o)(ii).

                    (iii) If any exceptions to the warranties and representations in Section 6(o)(i) are disclosed in the Company Disclosure Schedules, Schedule 6(o)(iii) attached hereto contains a summary of the Company's plans for dealing with those exceptions, including a timetable and a reasonably detailed estimate of the costs the Company will incur in doing so. Any cost estimates shown in Schedule 6(o)(iii) are reasonable, based on sound business practices and are based on reasonable assumptions supported by objective facts.

                    (iv) "Software" means all computer software and subsequent versions thereof used, developed or currently being developed, manufactured, sold or marketed by the Company including, but not limited to, source code, object code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons, and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

               (p)  Labor Matters
                    -------------

                    (i) Schedule 6.1(p)(i) attached hereto sets forth the name, current annual compensation rate (including bonus and commissions), title, current base salary rate, accrued bonus, accrued sick leave, accrued severance pay and accrued vacation benefits of each present employee of the Company; organizational charts of the Company; and lists any collective bargaining, union or other employee association agreements, employee confidentiality or other agreements protecting proprietary processes, formulae or information, employee handbook and any reports and/or plans prepared or adopted pursuant to the Equal Employment Opportunity Act of 1972, as amended. There are no leased employees (within the meaning of Section 414(n) of the Code) who must be taken into account in applying the requirements of Section 414(n)(3) of the Code.

                    (ii) Each of the Company and its Subsidiaries is in compliance with all applicable laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment and wages and hours and occupational safety and health, and is not engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act, and there is no action, suit or legal, administrative, arbitration, grievance or other proceeding pending or, to the Company's Knowledge, threatened, or, any investigation pending or to the Company's Knowledge, threatened against the Company or any Subsidiary relating to any thereof, and, to the Company's Knowledge, no basis exists for any such action, suit or legal, administrative, arbitration, grievance or other proceeding or governmental investigation.

                    (iii) There is no labor strike, dispute, slowdown or stoppage actually pending or, to the Company's Knowledge, threatened against the Company or any Subsidiary.

                    (iv) None of the employees of the Company or any Subsidiary is a member of or represented by any labor union and, to the Company's Knowledge, there are no attempts of whatever kind and nature being made to organize any of such employees.

                    (v) Without limiting the generality of paragraph (iv) above, no certification or decertification is pending or was filed within the past twelve months respecting the employees of the Company or any Subsidiary and, to the Company's Knowledge, no certification or decertification petition is being or was circulated among the employees of the Company or any Subsidiary within the past twelve (12) months.

                    (vi) No agreement (including any collective bargaining agreement), arbitration or court decision, decree or order or governmental order which is binding on the Company or any Subsidiary in any way limits or restricts the Company or any Subsidiary from relocating or closing any of its operations.

                    (vii) Neither the Company nor any Subsidiary has experienced any organized work stoppage in the last five years.

                    (viii) There are no charges, administrative proceedings or formal complaints of discrimination (including but not limited to discrimination based upon sex, age, marital status, race, national origin, sexual orientation, handicap or veteran status) pending or, to the Company's Knowledge, threatened, or any investigation pending or to the Company's Knowledge, threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court. There have been no audits of the equal employment opportunity practices of the Company or any Subsidiary and, to the Company's Knowledge, no basis for any such claim exists.

               (q)  Brokers and Finders.  Neither the Company nor any of its
                    -------------------
Subsidiaries, officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Offer and the Merger or the other transactions contemplated by this Agreement, the Stock Option Agreement or the Shareholders Agreement, except that the Company has employed DLJ as its financial advisor, the arrangements with which have been disclosed to Parent prior to the date hereof.

               (r)  Certain Agreements.  (i) All contracts listed as exhibits to
                    ------------------
the Company's Annual Report on Form 10-K for the year ended December 31, 1998 under the rules and regulations of the SEC relating to the business of the Company and its Subsidiaries and (ii) any other agreement within the meaning set forth in item 601(b)(10) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations (all of which are listed on Schedule 6.1(r)) (the "Company Material Contracts") are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms and other than as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, is reasonably likely to constitute a default under the provisions of, any such Company Material Contract, and neither the Company nor any of its Subsidiaries has received notice that any party to any Company Material Contract intends to cancel, terminate or otherwise modify the terms of any applicable Company Material Contract, except in each case, as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company's Knowledge, no counterparty to any such Company Material Contract has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, is reasonably likely to constitute a default or other breach under the provisions of, such Company Material Contract, except for defaults or breaches which are not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, nor are any of their assets bound by, any agreement, arrangement, commitment or understanding with any company engaged primarily in the pharmaceutical business, other than as listed on Schedule 6.1(r).

               (s)  Schedule 14D-9; Offer Documents.  Neither the Schedule 14D-
                    -------------------------------
9, any other documents required to be filed by the Company with the SEC in connection with the transactions contemplated hereby, nor any information supplied by the Company for inclusion in the Offer Documents shall, at the respective times the Schedule 14D-9, any such other filings by the Company, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 and any other document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement will, when filed by the Company with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the statements made in any of the foregoing documents based on and in conformity with information supplied by or on behalf of Parent or Merger Sub in writing specifically for inclusion therein.

               (t)  Required Vote of Company Stockholders.  Unless the Merger
                    -------------------------------------
may be consummated in accordance with Section 253 of the DGCL, the only vote of the stockholders of the Company required to adopt this Agreement and the Stock Option Agreement and to approve the Merger and the transactions contemplated hereby and thereby, is the Company Requisite Vote.

               (u)  Foreign Corrupt Practices Act.  Neither the Company nor any
                    -----------------------------
of its Subsidiaries, nor any director, officer or employee of the Company or any of its Subsidiaries has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or the rules and regulations thereunder, or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

               (v)  Licenses and Permits.  The Company and each Subsidiary has
                    --------------------
obtained all material licenses, registrations, permits, approvals and other governmental authorizations required to conduct its business as described in the Company Reports. Such licenses are in full force and effect and neither the Company nor any Subsidiary has received notice of proceedings relating to the revocation or modification of any such license, permit, approval and other governmental authorization.

               (w)  Employment Agreements with Key Employees.  The Employment
                    ----------------------------------------
Agreements with the employees of the Company listed on Schedule 6.1(w) attached hereto have been executed by such employees prior to or contemporaneously with the execution of this Agreement and the Employment Agreements remain in full force and effect and, to the

Company's Knowledge, none of the employees listed on Schedule 6.1(w) is in breach or violation of his or her Employment Agreement.

          6.2.  Representations and Warranties of Parent and Merger Sub.
                -------------------------------------------------------
Parent and Merger Sub each hereby represent and warrant to the Company, except as set forth in the Disclosure Schedules delivered to the Company on the date of this Agreement and attached hereto (the "Parent Disclosure Schedules"), as follows:

                (a)  Organization and Good Standing.  Each of Merger Sub and
                     ------------------------------
Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware and each of them has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted. Merger Sub has not, and prior to the Effective Time will not have, conducted any activities other than those required for the Merger and has no, and prior to the Effective Time will have no, assets, liabilities or obligations except as contemplated in connection with its execution, delivery and performance of this Agreement, the Stock Option Agreement and the Shareholders Agreement and the transactions contemplated hereby and thereby.

                (b) Corporate Authority.  No vote of holders of capital stock of
                    -------------------
Parent is necessary to approve this Agreement, the Offer and the Merger and the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and each has taken all corporate action (including approval of the stockholder of Merger Sub) necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Offer and the Merger. Parent has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under the Stock Option Agreement. This Agreement is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms subject to
(i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, or similar laws from time to time in effect affecting creditors' rights generally, and (ii) general principles of equity, whether such principles are considered in a proceeding at law or in equity. The Stock Option Agreement is a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms subject to (i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, or similar laws from time to time in effect affecting creditors' rights generally, and (ii) general principles of equity, whether such principles are considered in a proceeding at law or in equity.

                (c)  Governmental Filings; No Violations.
                     -----------------------------------

                     (i) Other than any filings and/or notices required (A) pursuant to Section 2.3, (B) under the HSR Act and (C) the Exchange Act and the "takeover" or "blue sky" laws of any state, no notices or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the execution and delivery of the Stock Option Agreement by Parent and the consummation by Parent and Merger Sub of the Offer and the Merger and the other transactions contemplated hereby and by the Stock Option Agreement, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement, the Stock Option Agreement and the Shareholders Agreement.

               (ii) The execution, delivery and performance of this Agreement and the Stock Option Agreement, by Parent and Merger Sub, as the case may be, do not and will not, and the consummation by Parent and Merger Sub of the Offer and the Merger and the other transactions contemplated hereby and by the Stock Option Agreement, will not, constitute or result in (A) a breach or violation of, or a default under, the certificate or bylaws of Parent or Merger Sub, (B) a breach or violation of, or a default under, the acceleration of any obligation or the creation of a lien, pledge, security interest or other encumbrance on the assets of Parent or Merger Sub (with or without notice, lapse of time or both) pursuant to, any Contracts binding upon Parent or Merger Sub or any Law or governmental or non-governmental permit or license to which Parent or Merger Sub is subject, or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

               (d)  Brokers and Finders.  Neither Parent nor any of its
                    -------------------
Subsidiaries, officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Offer and the Merger or the other transactions contemplated by this Agreement, the Stock Option Agreement or the Shareholders Agreement, except that the Company has employed Morgan Stanley & Co. Incorporated as its financial advisor and as dealer manager in connection with the Offer.

               (e)  Financing.  Parent has the funds necessary to consummate the
                    ---------
Offer and the Merger on the terms contemplated by this Agreement and will provide such funds to Merger Sub at or prior to the consummation of the Offer and the Merger, as applicable.

               (f)  Offer Documents.  The Offer Documents and any other
                    ---------------
documents to be filed by Parent with the SEC or any other Governmental Entity in connection with the Offer and the Merger and the other transactions contemplated hereby will (in the case of the Offer Documents and any such other documents filed with the SEC under the Exchange Act) comply as to form in all material respects with applicable provisions of the Exchange Act and the rules and regulations thereunder. None of the Offer Documents, any other documents required to be filed by Parent with the SEC in connection with the transactions contemplated hereby, nor any information supplied by Parent for inclusion in the
Schedule 14D-9 or in the information required to be distributed to the stockholders of the Company pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder as is necessary to enable Parent's designees to be elected to the Company's Board pursuant to Section 1.4 hereof shall, at the respective times the Offer Documents, any amendments and supplements thereto or any such other filings by the Company, Parent or Merger Sub are filed with SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to the statements made in any of the foregoing documents based on and in conformity with information supplied by or on behalf of the Company in writing specifically for inclusion therein.

               (g)  No Litigation.  There are no civil, criminal, administrative
                    -------------
or regulatory actions, suits, claims, hearings, investigations or proceedings pending or, to the Knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub which, in the aggregate, are reasonably likely to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement and the Stock Option Agreement.

               (h)  Compliance.  Neither Parent nor Merger Sub is in default or
                    ----------
violation of (i) its certificate of incorporation or bylaws, (ii) any Laws applicable to the Company or Merger Sub, or (iii) any material Contract to which Parent or Merger Sub is a party, except for any such defaults or violations that, in the aggregate, are not reasonably likely to prevent or materially delay the transactions contemplated by this Agreement.

                                  ARTICLE VII

                                   Covenants

          7.1.  Company Interim Operations.  The Company covenants and
                --------------------------
agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed) and except as otherwise expressly set forth in Schedule 7.1 attached hereto or expressly contemplated by this Agreement and the Stock Option Agreement):

                (a) the business of it and its Subsidiaries shall be conducted, in all material respects, in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable best efforts to preserve its business organization substantially intact and substantially maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates;

                (b) it shall not (i) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries; (ii) amend its certificate or bylaws; (iii) split, combine or reclassify its outstanding shares of capital stock; (iv) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock, or (v) repurchase, redeem or otherwise acquire, except in connection with the Stock Plans or employment arrangements, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

               (c) neither it nor any of its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any Voting Debt or any other property or assets (other than the issuance of shares of Common Stock pursuant to the ESPP, the Company Options or the Warrants); (ii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including capital stock of any of its Subsidiaries) or incur or modify any material indebtedness or other liability; or (iii) make any commitments for, make or authorize any capital expenditures or, by any means, make any acquisition of, or investment in, assets or stock of any other Person in each case, involving amounts in excess of $50,000 in the aggregate;

               (d) except as may be required by existing contractual commitments or as required by applicable law, neither it nor any of its Subsidiaries shall (i) enter into any new agreements or commitments for any severance or termination pay to, or enter into employment or severance agreement with, any of its directors, officers or employees or (ii) terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Compensation and Benefit Plans or increase or accelerate the salary, wage, bonus or other compensation of any employees, officers or directors (except for increases in salaries, wages and cash bonuses of nonexecutive employees made in the ordinary course of business consistent with past practice) or pay or agree to pay any pension, retirement allowance or other employee benefit not required by any existing Compensation and Benefit Plan;

               (e) neither it nor any of its Subsidiaries shall settle or compromise any material claims or litigation or modify, amend or terminate any of the Company Material Contracts or waive, release or assign any material rights or claims;

               (f) neither it nor any of its Subsidiaries shall make any Tax election or permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated, except in the ordinary and usual course of business;

               (g) except as may be required as a result of a change in law, neither it nor any of its Subsidiaries shall change any of the accounting practices or principles used by it;

               (h) neither it nor any of its Subsidiaries shall adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of the Company or any of its subsidiaries not constituting an inactive Subsidiary (other than the Merger);

                (i) it shall not suffer or permit capital expenditures made or incurred by the Company and its Subsidiaries to exceed $50,000 except for expenses incurred in connection with the transactions contemplated by this Agreement;

                (j) neither it nor any of its Subsidiaries will offer to, or enter into an agreement to, do any of the foregoing; and

                (k) it shall not, and shall not permit any of its Subsidiaries to, take any action that would, or that could reasonably be expected to, result in any of the representations or warranties of the Company becoming untrue.

          7.2.  Acquisition Proposals.
                    ---------------------

                (a) The Company shall, and it shall cause its affiliates and the officers, directors, employees, representatives and agents of the Company and its Subsidiaries (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) to, immediately cease and terminate any existing activities, discussions or negotiations, if any, with any parties (other than Parent and Merger Sub, any affiliate or associate of Parent and Merger Sub or any designees of Parent and Merger Sub) conducted heretofore with respect to any acquisition or exchange of all or any material portion of the assets of, or any equity interest in, the Company or any of its Subsidiaries (by direct purchase from the Company, tender or exchange offer or otherwise) or any business combination, merger or similar transaction (including an exchange of stock or assets) with or involving the Company or any Subsidiary of the Company (an "Acquisition Transaction"), other than the Offer and the Merger.

                (b) Except as set forth in Section 7.2(c), the Company shall not, nor shall it permit its affiliates and the officers, directors, employees, representatives and agents of the Company and its Subsidiaries (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any nonpublic information or data (other than the Company's standard public information package) to, any corporation, partnership, Person or other entity or group (other than Parent and Merger Sub, any affiliate or associate of Parent and Merger Sub or any designees of Parent and Merger Sub) with respect to any inquiries or the making of any offer or proposal (including, without limitation, any offer or proposal to the stockholders of the Company) concerning an Acquisition Transaction (an "Acquisition Proposal") or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal.

                (c) Prior to the consummation of the Offer, the Company may furnish information and access, but only in response to a request for information or access, to any Person making a bona fide written Acquisition Proposal to the board of directors of the Company after the date hereof which was not encouraged, solicited or initiated by the Company or any of its affiliates or any director, employee, representative or agent of the Company or any of its Subsidiaries (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) on or after the date hereof and may participate in discussions and negotiate with such Person concerning any such Acquisition Proposal and may authorize the Company to enter into a binding written agreement concerning a Superior Proposal (as defined below), if and only if, in any such case, (i) the board of directors of the Company determines in good faith, (A) after receiving advice of outside counsel to the Company to such effect, that failing to provide such information or access or to participate in such discussions or negotiations or to so authorize, as the case may be, would constitute a breach of such board's fiduciary duties under applicable law, and
(B) after consultation with the financial advisors to the Company to such effect, that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal as to which both of the determinations referred to in subclauses (A) and (B) above have been made being referred to in this Agreement as a "Superior Proposal"), and (ii) the Company receives from the Person making such bona fide written Acquisition Proposal an executed confidentiality agreement.

                (d) Nothing in this Agreement shall prohibit the Board of Directors of the Company from, to the extent applicable, complying with Rule 14e-2 or 14D-9 promulgated under the Exchange Act with regard to an Acquisition Proposal. The Company will notify Parent within twenty-four (24) hours if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company and shall in such notice indicate the identity of the offeror and the material terms and conditions of any such proposal and thereafter shall keep Parent reasonably informed, on a current basis, of the status and material terms of such proposals and the status of such negotiations or discussions, providing copies to Parent of any Acquisition Proposals made in writing.

                (e) The Company shall provide Parent with three business days advance notice of, in each and every case, its intention to either enter into any agreement with or to provide any information to any Person making any such inquiry or proposal. The Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party and will use its best efforts to enforce any such agreements at the request of and on behalf of Parent.

                (f) The Company will inform the individuals or entities referred to in the first sentence of Section 7.2(a) of the obligations undertaken in this
Section 7.2.

          7.3.  Company Stockholder Approval; Proxy Statement.
                ---------------------------------------------

                (a) If approval or action in respect of the Merger by the stockholders of the Company is required by applicable law, the Company, acting through the Company Board, shall (i) call as promptly as practicable following consummation of the Offer, a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of voting upon adopting this Agreement and approving the Merger, (ii) hold the Company Stockholders Meeting as soon as practicable following the purchase of Shares pursuant to the Offer, and (iii) recommend to its stockholders the approval of the Merger. Notwithstanding the foregoing, the Company Board may withdraw, modify or amend any recommendation that the stockholders approve the Merger if the Company has received an Acquisition Proposal which in accordance with
Section 7.2(c) is a Superior Proposal. The record date for the Company Stockholders Meeting shall be no earlier than close of business on the date on which Parent or Merger Sub becomes a record holder of Shares purchased pursuant to the Offer. At the Company Stockholders Meeting, Parent and Merger Sub shall cause all shares then owned beneficially or of record by them to be voted in favor of approval and adoption of this Agreement, the Merger and the transactions contemplated hereby. Notwithstanding the foregoing, if Parent, Merger Sub or any other subsidiary of Parent shall acquire at least ninety percent (90%) of the outstanding Shares, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a stockholders meeting in accordance with Section 253 of the DGCL.

               (b) If required by applicable Law, the Company will, as soon as practicable following the expiration of the Offer, prepare and file a preliminary Proxy Statement (such proxy statement, and any amendments or supplements thereto, the "Proxy Statement") or, if applicable, an information statement with the SEC with respect to the Company Stockholders Meeting and will use its best efforts to respond to any comments of the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. Parent and Merger Sub shall furnish to the Company all information regarding Parent, Merger Sub and their affiliates that may be required (pursuant to the Exchange Act and other applicable Laws) to be set forth in the Proxy Statement. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement prior to it being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company and Parent agrees to use its best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the stockholders of the Company. If at any time prior to the approval of this Agreement by the Company's stockholders there shall occur any event which should be set forth in an amendment or supplement to the Proxy Statement, the Company will prepare and mail to its stockholders such an amendment or supplement.

               (c) The Company represents and warrants that the Proxy Statement will comply in all material respects with the Exchange Act and, at the respective times filed with the SEC and distributed to stockholders of the Company, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the Company makes no representation or warranty as to any information included in the Proxy Statement that was provided by Parent or Merger Sub. Parent represents and warrants that none of the information supplied by Parent or Merger Sub for inclusion in the Proxy Statement will, at the respective times filed with the SEC and distributed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

               (d) Following the consummation of the Offer, the Company shall use its best efforts to obtain the necessary approvals by its stockholders of the Merger, this Agreement and the transactions contemplated hereby.

          7.4.  Approvals and Consents; Cooperation.
                -----------------------------------

                (a) The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement, the Stock Option Agreement, the Shareholders Agreement and applicable Laws to consummate and make effective the Offer, the Merger and the other transactions contemplated by this Agreement, the Stock Option Agreement and the Shareholders Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Offer and the Merger or any of the other transactions contemplated by this Agreement, the Stock Option Agreement and the Shareholders Agreement.

                (b) In particular, the Company and Parent each agree to use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, such things as may be necessary under federal or state securities laws or the HSR Act applicable to or necessary for, and will file as soon as reasonably practicable and, if appropriate, use commercially reasonable efforts to have declared effective or approved, all documents and notifications with the SEC and other governmental or regulatory bodies that they deem necessary or appropriate for, the consummation of the Offer and the Merger or any of the other transactions contemplated hereby and each party shall give the other information reasonably requested by such other party pertaining to it and its subsidiaries and affiliates to enable such other party to take such actions.

                (c) Each of the Company, Parent and Merger Sub agrees to use commercially reasonable efforts to contest and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits the consummation of the Offer and the Merger or any of the other transactions contemplated by this Agreement, including, without limitation, by pursuing available avenues of administrative and judicial appeal.

                (d) Each of the Company, Parent and Merger Sub also agrees to use commercially reasonable efforts to take any and all actions necessary to avoid or eliminate each and every impediment under any antitrust law that may be asserted by any governmental antitrust authority or any other party so as to enable the parties to close by the date specified in Section 9.2(i) the transactions contemplated hereby; provided, however, that nothing in this
Section 7.4 shall require, or be construed to require, Parent to proffer to, or agree to, sell or hold separate and agree to sell, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of Parent, the Company or any of their respective affiliates (or to consent to any sale, or agreement to sell, by the Company of any of its assets or businesses) or to agree to any material changes or restriction in the operations of any such assets or businesses; and provided, further, that nothing in this Section 7.4 shall require, or be construed to require, a proffer or agreement that would, in the good faith judgment of Parent, be reasonably likely to have a material adverse effect on the benefits to Parent of the transactions contemplated by this Agreement.

                (e) Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Offer or the Merger and the other transactions contemplated by this Agreement, the Stock Option Agreement and the Shareholders Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

          7.5.  Filings; Other Actions; Notification.
                ------------------------------------

                (a) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Offer Documents or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective subsidiaries to any Governmental Entity in connection with the Offer or the Merger and the transactions contemplated by this Agreement, the Stock Option Agreement and the Shareholders Agreement.

                (b) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by Parent or the Company, as the case may be, or any of their respective subsidiaries, from any third party or any Governmental Entity with respect to the Offer or the Merger and the other transactions contemplated by this Agreement, the Stock Option Agreement and the Shareholders Agreement.

The Company shall give prompt notice to Parent of any change that has resulted in or is reasonably likely to result in a Company Material Adverse Effect and Parent shall give the Company prompt notice of any event, fact, circumstance or occurrence that would be reasonably likely to have an adverse effect on Parent's or Merger Sub's ability to complete the Offer or the Merger or to comply with their obligations contained in this Agreement or in the Stock Option Agreement.

          7.6.  Access.  From the date hereof until the earlier of the
                ------
Effective Time or the termination of this Agreement, upon reasonable notice, the Company shall afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent ("Parent Representatives") reasonable access to all of its and its Subsidiaries properties, books, contracts, commitments and records (including security position listings or other information concerning beneficial and record owners of the Company's securities) and its officers, management employees and representatives and, during such period, the Company shall furnish promptly to Parent, consistent with its obligations under this Agreement and other legal obligations, all information concerning its business, properties and personnel as the other party may reasonably request. Such information shall be held in confidence to the extent required by, and in accordance with, the provisions of the Mutual Non-Disclosure Agreement, dated March 10, 1999 (the "MNDA"), by and between the Company and DuPont Pharmaceuticals Company, a Delaware general partnership and wholly owned subsidiary of Parent ("DPC").

          7.7.  De-registration.  The Company shall use its best efforts to
                ---------------
cause the Shares to be de-registered from the Nasdaq National Market and de-registered under the Exchange Act as soon as practicable following the Effective Time.

          7.8.  Publicity.  The initial press release relating to the Offer
                ---------
and this Agreement shall be a joint press release, the content of which shall be mutually agreed upon by Parent and the Company, and thereafter the Company shall consult with and obtain approval of Parent prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated by this Agreement and the Stock Option Agreement and prior to making any filings with any Governmental Entity with respect to the transactions contemplated by this Agreement, provided that such approval shall not be required if obtaining such approval would cause the Company to be in violation of any Laws or the rules of the Nasdaq National Market.

          7.9.  Benefits.
                --------

                (a)  Stock Options.
                     -------------

                     (1) Prior to the consummation of the Offer, the Board of Directors of the Company (or, if appropriate, any committee administering the Stock Plans) shall adopt such resolutions or take such other actions as are required to adjust the terms of all outstanding Company Options to provide that, at the Effective Time, each Company Option outstanding immediately prior to the acceptance for payment of Shares pursuant to the Offer

(whether or not vested) shall be canceled in exchange for a cash payment of, or can only be exercised for net cash equal to, an amount equal to (i) the excess, if any, of (A) the Price Per Share over (B) the exercise price per share of Common Stock subject to such Company Option, multiplied by (ii) the number of shares of Common Stock for which such Company Option shall not theretofore have been exercised. Upon surrender to Parent at the address set forth in Section
10.6 of Company Options and/or such other documents as may reasonably be requested by Parent, Parent hereby agrees to deliver to the registered holders of such Company Options (as indicated in the records of the Company) such cash payment. The Company represents and warrants that no consents of the holders of the Company Options are necessary to effectuate the foregoing cash-out except as disclosed in Schedule 6.1(d)(ii). After the date of this Agreement, neither the Board of Directors of the Company nor any committee thereof shall cause any Company Option to become exercisable as a result of the execution of this Agreement or the Stock Option Agreement or the consummation of the transactions contemplated hereby. If there is no excess of the Price Per Share over the exercise price per share of Common Stock subject to a Company Option, such Company Option shall be canceled for no consideration.

                     (2) All amounts payable pursuant to this Section 7.9 shall be subject to any required withholding of taxes and shall be paid without interest.

                     (3) The Stock Plans shall terminate as of the Effective Time and the provisions in any other Compensation and Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of a Stock Option or any participant in any Stock Plan or other Compensation and Benefit Plan shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation. A purchase date under the ESPP will occur immediately prior to the consummation of the Offer. The payroll deductions for the purchase period ending with that purchase date will be applied to the purchase of CombiChem Shares at eighty five percent (85%) of the fair market value of the Shares on the start date of the offering period. The employees will, thereafter, be free to tender the purchased shares in the Offer.

                (b)  Employee Benefits.  Parent agrees that, for a period of at
                     -----------------
least one year from the Effective Date, it will cause the Surviving Corporation to maintain, and the employees of the Company on the date of this Agreement (the "Current Employees") will be eligible for, the employee benefit plans of the Company as of the Effective Date until it develops alternative plans (other than stock options or other plans involving the issuance of securities of the Company or Parent) which in the aggregate are substantially comparable to those maintained by the Company as of the date of this Agreement. Parent will use its best efforts to cause each employee benefit plan of DPC in which the Current Employees are eligible to participate to take into account for purposes of eligibility and vesting thereunder the service of such Current Employees with the Company as if such service were with DPC, to the same extent that such service was credited under a comparable plan of the Company and such service period would have been credited to an employee of DPC participating in the relevant plan. The Current

Employees shall be entitled to the vacation time and holidays provided for under plans applicable to employees of DPC. In no event, however, shall a Current Employee's vacation time or ability to accrue or carry over vacation be less than that to which such Current Employee was entitled under the Company's vacation plan. For the first plan year ending after the Effective Time, any pre-existing condition exclusion under any plan providing medical or dental benefits shall be no more restrictive for any Current Employee who, immediately prior to commencing participation in such plan, was participating in a Company plan providing medical or dental benefits and had satisfied any pre-existing condition provision under such Company plan. Parent agrees to provide any Current Employee whose employment with the Company is terminated as a result of the Merger with at the least the minimum severance benefits provided to employees of DPC.

                     If required by Parent, the Company shall, immediately prior to the Closing Date, terminate the Company's 401(k) plan (the "Company 401(k)") and no further contributions shall be made to the Company 401(k), provided that Parent provides the Current Employees the opportunity to participate in a 401(k) plan immediately following the Closing Date. The Company shall provide to Parent
(i) resolutions of the Board of Directors of the Company authorizing the termination and (ii) an executed amendment to the Company 401(k) sufficient to ensure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the Company 401(k) will be maintained at the time of termination.

          7.10.  Expenses.  The Surviving Corporation shall pay all charges and
                 --------
expenses, including those of the Depositary, in connection with the transactions contemplated in Article V, and Parent shall reimburse the Surviving Corporation for such charges and expenses. Except as otherwise provided in
Section 9.5(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Stock Option Agreement, the Shareholders Agreement, the Offer and the Merger and the other transactions contemplated by this Agreement, the Stock Option Agreement and the Shareholders Agreement shall be paid by the party incurring such expense.

          7.11.  Indemnification; Directors' and Officers' Insurance.
                 ---------------------------------------------------

                 (a) From and after consummation of the Offer and compliance by the Company with Section 1.4, Parent will cause and ensure that the Surviving Corporation has sufficient funds available, if necessary, to fulfill and honor in all respects the obligations of the Company to each person who is or was a director or officer of the Company and who is entitled to indemnification or advance of expenses pursuant to each indemnification agreement listed in
Schedule 7.11(a) or any indemnification provision or any exculpation provision set forth in the Company's certificate of incorporation or bylaws in effect on the date hereof, each in accordance with their terms for a period of not less than six (6) years. The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability no less favorable than those set forth in the Company's certificate of incorporation and bylaws on the date of this Agreement for a period of not less than six (6) years.

               (b) Notwithstanding any contrary provision of this Agreement, prior to the consummation of the Offer, the Company may purchase insurance coverage extending for a period of three years after the Effective Time the level and scope of the Company's directors' and officers' liability insurance coverage in effect as of the date hereof; provided that the aggregate annual premium payable for such insurance shall not exceed 125% of the last annual premium paid for such coverage prior to the date hereof. Through the third anniversary of the Effective Time, Parent shall maintain in effect such insurance coverage, and subject to the limitations in the preceding sentence, shall pay the annual premium for such insurance coverage. In the event the annual premium payable for such insurance coverage exceeds 125% of the last annual premium paid by the Company for such coverage, Parent shall be obligated to obtain and maintain in effect a policy with the greatest amount of coverage available for a cost not exceeding 125% of such amount.

               (c) The provisions of this Section 7.11 are intended to be for the benefit of, and shall be enforceable by, each of the individuals entitled to indemnification or advance of expenses under Section 7.11(a) or insurance coverage under Section 7.11(b) as intended third party beneficiaries and their heirs and estates and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

          7.12.  Antitakeover Statutes.  If any Antitakeover Statute is or
                 ---------------------
may become applicable to the Offer or the Merger or the other transactions contemplated by this Agreement, the Stock Option Agreement, or the Shareholders Agreement, each of Parent and the Company and their board of directors shall grant such approvals and take such lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, the Stock Option Agreement or the Shareholders Agreement or by the Offer or the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

                                 ARTICLE VIII

                                  Conditions

          8.1.  Conditions to Each Party's Obligation to Effect the Merger.
                ----------------------------------------------------------
The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

                (a)  Stockholder Approval.  If the approval of this Agreement
                     --------------------
and the Merger by the holders of Shares is required by applicable law, this Agreement shall have been duly adopted by holders of Shares constituting the Company Requisite Vote.

                (b)  Regulatory Consents.  Any waiting period applicable to the
                     -------------------
consummation of the Merger under the HSR Act shall have expired or been terminated.

                (c)  No Injunctions or Restraints.  (i) No court or Governmental
                     ----------------------------
Entity of competent jurisdiction shall have enacted, issued, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Offer or Merger (collectively, an "Order"); provided however, that prior to invoking this provision, each party shall use its commercially reasonable best efforts to have any such Order lifted or withdrawn, and (ii) no Governmental Entity shall have instituted any proceeding seeking any such Order.

                (d)  Completion of the Offer. Merger Sub shall have (i)
                     -----------------------
commenced the Offer pursuant to Section 1.1 hereof and (ii) purchased, pursuant to the terms and conditions of such Offer, all shares of Company Common Stock duly tendered and not withdrawn; provided, however, that neither Parent nor Merger Sub shall be entitled to rely on the condition in clause (ii) above if either of them shall have failed to purchase shares of Company Common Stock pursuant to the Offer in breach of their obligations under this Agreement.

                (e)  Merger Sub Nominees Elected.  The Company shall have
                     ---------------------------
complied with its obligations under Section 1.4 hereof.

                (f)  Opinion of Counsel.  Parent and Merger Sub shall have
                     ------------------
received the opinion of Brobeck, Phleger and Harrison LLP in substantially the form attached hereto as Exhibit 8.1(f).

                                  ARTICLE IX

                                  Termination

          9.1.  Termination by Mutual Consent.  This Agreement may be
                -----------------------------
terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 8.1(a), by mutual written consent of the Company, Parent and Merger Sub, by action of their respective boards of directors.

          9.2.  Termination by Either Parent or the Company.  This Agreement
                -------------------------------------------
may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of Parent or the board of directors of the Company if
(i) the Merger shall not have been consummated by April 30, 2000, whether such date is before or after the date of approval by the stockholders of the Company referred to in Section 8.1(a); provided, however, that if a request for additional information is received from the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice pursuant to the HSR Act or additional information is requested by a governmental authority (a "Foreign Authority") pursuant to the antitrust, competition, foreign investment, or similar laws or any foreign countries or supranational commissions or boards that require pre-merger notifications or filings with respect to the Merger (collectively, "Foreign Merger Laws"), then such date shall be extended to the 30th day following the date when the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice has deemed the Parent and/or the Company, as applicable, to be in substantial compliance with such request for additional information, but in any event not later than May 31, 2000, (ii) the Company Stockholders Meeting shall have been convened, held and completed and the approval referred to in Section 8.1(a) shall not have been obtained thereat or at any adjournment or postponement thereof; provided however, that Parent shall not be permitted to terminate the Agreement pursuant to this clause (ii) if Parent or Merger Sub shall not have voted all Shares then owned beneficially or of record by them in favor of approval and adoption of this Agreement, the Merger and the transactions contemplated hereby as required by Section 7.3(a), (iii) any Order permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger shall become final and non-appealable (whether before or after the approval referred to in Section 8.1(a)) or (iv) if the Offer terminates or expires on account of the failure of any of the Offer Conditions; provided that the right to terminate this Agreement pursuant to clause (i) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have been the proximate cause of, or resulted in, the failure to consummate the Merger by the date referred to in clause (i) of this Section 9.2 and, provided, further, that the right to terminate this Agreement pursuant to clause (iii) of this Section 9.2 shall not be available to any party that has breached its covenant in Section 7.4 to use commercially reasonable best efforts to prevent such Order from being issued and to use commercially reasonable best efforts to cause such Order to be vacated, withdrawn or lifted.

          9.3.  Termination by the Company.  This Agreement may be terminated
                --------------------------
and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in
Section 8.1(a), by action of the board of directors of the Company, if:

                (a) (i) The Company is not in material breach of any of its representations, warranties, covenants or agreements in this Agreement, (ii) the board of directors of the Company authorizes the Company, prior to the consummation of the Offer and the Company's compliance with Section 1.4 hereof, and subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, and (iii) Parent does not make, within three business days of receipt of the Company's written notification of its intention to enter into such an agreement, a written offer that is at least as favorable to the stockholders of the Company as the Superior Proposal. The Company agrees (x) that it will not enter into a binding agreement referred to in clause (ii) of the previous sentence until at least the first calendar day following the third business day after it has provided the written notice to Parent required thereby, (y) to notify Parent promptly if its intention to enter into a written agreement referred to in such notice shall change at any time after giving such notification and (z) that it will not terminate this Agreement or enter into a binding agreement referred to in clause
(ii) of the previous sentence if Parent has, within the period referred to in clause (x) of this sentence, made a written offer that is at least as favorable to the Company's stockholders as the Superior Proposal; or

                (b) The Company is not in material breach of any of its representations, warranties, covenants or agreements in this Agreement and prior to the consummation of the Offer, there has been a material breach by Parent or Merger Sub of any representation, warranty, covenant or agreement of Parent or Merger Sub contained in this Agreement which has had, or is reasonably likely to have, the effect of materially impairing the ability of Parent or Merger Sub to consummate the Offer or the Merger (a "Terminating Parent Breach"); provided, however, that, if such Terminating Parent Breach is curable by Parent through the exercise of reasonable best efforts and such cure is reasonably likely to be completed prior to the applicable date specified in Section 9.2(i), then for so long as Parent continues to exercise reasonable best efforts to cure such Terminating Parent Breach, the Company may not terminate this Agreement under this Section 9.3(b); or

                (c) The Company is not in material breach of any of its representations, warranties, covenants or agreements in this Agreement and Merger Sub shall have failed to commence the Offer within five (5) Business Days after the date of this Agreement.

          9.4.  Termination by Parent.  This Agreement may be terminated and
                ---------------------
the Merger may be abandoned at any time until the Offer has been consummated and the Company has complied with its obligations under Section 1.4, by Parent:

                (a) If the board of directors of the Company shall have failed to recommend, or shall have withdrawn or adversely modified its approval or recommendation of, the Offer or the Merger or failed to reconfirm its recommendation of the Offer or the Merger within two calendar days after a written request by Parent to do so, or shall have resolved to do any of the foregoing; or

                (b) If there has been a material breach by the Company of any representation, warranty, covenant or agreement of the Company contained in this Agreement which would give rise to the failure of a condition set forth in paragraph (c) of Annex A (a "Terminating Company Breach"); provided, however, that, if such Terminating Company Breach is curable by the Company through the exercise of reasonable best efforts and such cure is reasonably likely to be completed prior to the applicable date specified in Section 9.2(i), then for so long as the Company continues to exercise reasonable best efforts, Parent may not terminate this Agreement under this Section 9.4(b). For the purposes of this Section 9.4(b), any breach of a representation or warranty which is qualified or limited in any manner as to materiality shall be deemed to be a material breach.

          9.5.  Effect of Termination and Abandonment.
                -------------------------------------

                (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement (other than as set forth in Section 10.1) shall become void and of no effect with no liability of any party hereto (or any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, that except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement.

                (b) In the event that (i)(A) a bona fide Acquisition Proposal shall have been made to the Company or any of its stockholders or any Person shall have announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company, and on or following the date of this Agreement but prior to the date that the Offer is consummated, such Acquisition Proposal, announcement or intention is or becomes publicly known, and (B) on or following the date on which such Acquisition Proposal, announcement or intention is or becomes publicly known, this Agreement is terminated by either Parent or the Company pursuant to Section 9.2(i), or (ii) this Agreement is terminated (x) by the Company pursuant to Section 9.3, or (y) by Parent pursuant to Section 9.4, or (z) pursuant to Section 9.2(iv) as a result of the failure of the Company to satisfy any one of the conditions set forth in paragraphs (c), (e) or (f) of Annex A, then the Company shall promptly, but in no event later than two (2) Business Days after the date of notification by Parent of the amount, reimburse Parent for all costs, charges and expenses incurred by Parent or Merger Sub in connection with this Agreement, the Stock Option Agreement and the Shareholders Agreement and the transactions contemplated by this Agreement and the Stock Option Agreement and the Shareholders Agreement, including, without limitation, fees and expenses of accountants, attorneys and financial advisors, up to a maximum of $1,000,000 in the aggregate. Such amount shall be payable in cash by wire transfer of same day funds. The Company acknowledges that the agreements contained in this Section 9.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 9.5(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a binding nonappealable judgment rendered by a court of competent jurisdiction against the Company for the fee set forth in this paragraph (b) the Company shall pay to Parent or Merger Sub its costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Chase Manhattan Bank in effect on the date such payment was required to be made.

                                   ARTICLE X

                           Miscellaneous and General

          10.1.  Survival.  This Article X and the agreements of the Company,
                 --------
Parent and Merger Sub contained in Articles I, II, III, IV and V and Sections
7.9 (Benefits), 7.10 (Expenses), and 7.11 (Indemnification; Directors' and Officers' Insurance) shall survive the consummation of the Offer and the Merger. This Article X and the agreements of the Company, Parent and Merger Sub contained in Section 7.10 (Expenses), and Section 9.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other agreements and covenants in this Agreement and all representations and warranties contained herein shall not survive the consummation of the Merger or the termination of this Agreement.

          10.2.  Modification or Amendment.  Subject to the provisions of
                 -------------------------
applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

          10.3.  Waiver of Conditions.  The conditions to each of the
                 --------------------
parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

          10.4.  Counterparts.  This Agreement may be executed in any number
                 ------------
of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

          10.5.  GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.
                 ---------------------------------------------

                 (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE COUNTY OF NEW CASTLE, DELAWARE SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT, THE STOCK OPTION AGREEMENT AND THE SHAREHOLDERS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT, THE STOCK OPTION AGREEMENT AND THE SHAREHOLDERS AGREEMENT, AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT, THE STOCK OPTION AGREEMENT OR THE SHAREHOLDERS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE

SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN
SECTION 10.6 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

                 (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE STOCK OPTION AGREEMENT OR THE SHAREHOLDERS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE STOCK OPTION AGREEMENT OR THE SHAREHOLDERS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR THE STOCK OPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

          10.6.  Notices.  Any notice, request, instruction or other document
                 -------
to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

          if to Parent or Merger Sub

               E. I. du Pont de Nemours and Company
               1007 Market Street
               Wilmington, Delaware 19898
               Attention: General Counsel
               Fax: (302) 773-5176

          with copies to:

               Justin P. Klein, Esq.
               Ballard Spahr Andrews & Ingersoll, LLP
               1735 Market Street, 51st Floor
               Philadelphia, PA  19103-7599
               Fax: (215) 864-8999
          if to the Company

               Dr. Vicente Anido, Jr.
               CombiChem, Inc.
               9050 Camino Santa Fe
               San Diego, CA  92121
               Fax: (858) 271-9339

          with copies to:

               Faye H. Russell, Esq.
               Brobeck Phleger & Harrison LLP
               550 West C Street, Suite 1300
               San Diego, California  92101-3532
               Fax: (619) 234-3848

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

          10.7.   Entire Agreement.  This Agreement (including any exhibits
                  ----------------
hereto), the Stock Option Agreement and the MNDA constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

          10.8.   No Third Party Beneficiaries.  Except as provided in Section
                  ----------------------------
7.11 (Indemnification; Directors' and Officers' Insurance), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

          10.9.   Obligations of Parent and of the Company.  Whenever this
                  ----------------------------------------
Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

          10.10.  Severability.  The provisions of this Agreement shall be
                  ------------
deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

          10.11.  Specific Performance.  The parties hereto each acknowledge
                  --------------------
that, in view of the uniqueness of the subject matter hereof, the parties hereto would not have an adequate remedy at law for money damages if this Agreement were not performed in accordance with its terms, and therefore agree that the parties hereto shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the parties hereto may be entitled at law or in equity.

          10.12.  Interpretation.  The table of contents and headings herein
                  --------------
are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Schedule or Exhibit, such reference shall be to a Section of or Schedule or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

          10.13.  Assignment.  This Agreement shall not be assignable by
                  ----------
operation of law or otherwise; provided, however, that Parent may (i) assign its rights and obligations under this Agreement to DPC or any of Parent's direct or indirect wholly owned subsidiaries or affiliates with a net worth of $100,000,000 or more or (ii) designate, by written notice to the Company, another direct or indirect wholly owned subsidiary of Parent to be a Constituent Corporation in lieu of Merger Sub, in the event of which, all references herein to Merger Sub shall be deemed references to such other subsidiary. Any purported assignment made in contravention of this Agreement shall be null and void.

          10.14.  Captions.  The Article, Section and Paragraph captions
                  --------
herein are for convenience of reference only and do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

                  [Remainder of page intentionally left blank]

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by duly authorized officers of the parties hereto as of the date hereof.

                                    COMBICHEM, INC.


                                    By:/s/ Vicente Anido, Jr.
                                       -----------------------------------------
                                    Name: Vicente Anido, Jr.
                                    Title: President and Chief Executive Officer

                                    E. I. DU PONT DE NEMOURS AND
                                    COMPANY


                                    By:/s/ Kurt M. Landgraf
                                       -----------------------------------------
                                    Name: Kurt M. Landgraf
                                    Title: Executive Vice President and
                                              Chief Operating Officer

                                    DPC NEWCO, INC.


                                    By:/s/ Richard E. Gies
                                       ----------------------------------------
                                    Name: Richard E. Gies
                                    Title: President

                                    ANNEX A

                            CONDITIONS TO THE OFFER

          Notwithstanding any other provision of the Offer, and subject to the terms and conditions of the Agreement, Merger Sub shall not be obligated to accept for payment any Shares until the expiration or termination of any waiting periods applicable under the HSR Act and Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-l(c) under the Exchange Act) pay for, and may delay the acceptance for payment of or payment for, any Shares tendered in the Offer and (subject to the terms and conditions of the Agreement, including Section 1.1(b)) may amend, extend or terminate the Offer if, (i) immediately prior to the Scheduled Expiration Date (as extended in accordance with clauses (x), (y) or (z) of Section 1.1(b)(ii) of the Agreement) the Minimum Condition shall not have been satisfied or (ii) prior to the expiration of the Offer any of the following shall exist and be continuing:

               (a) there shall be threatened or pending any action, litigation or proceeding (hereinafter, an "Action") brought by any Governmental Entity: (i) that would reasonably be expected to challenge the acquisition by Parent or Merger Sub of shares of Company Common Stock or seek to restrain or prohibit the consummation of the Offer or the Merger; (ii) that would reasonably be expected to seek to prohibit or impose any material limitation on Parent's, Merger Sub's or any of their respective affiliates' ownership or operation of all or any material portion of the business or assets of the Company and its Subsidiaries taken as a whole or Parent and its Subsidiaries taken as a whole that, in each case referred to in this clause (ii) individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect or a material adverse effect on Parent; or (iii) that would reasonably be expected to seek to impose material limitations on the ability of Parent or Merger Sub effectively to acquire or hold, or to exercise full rights of ownership of, the shares of Common Stock, including the right to vote the shares of Common Stock purchased by them on an equal basis with all other shares of Common Stock on all matters properly presented to the stockholders of the Company; or

               (b) there shall be any statute, rule, regulation, order or injunction threatened, proposed, sought, enacted, promulgated, entered, enforced or deemed to or become applicable to the Offer or the Merger (and in each case, remain in effect), or any other action shall have been taken, by any court of competent jurisdiction or other U.S. Governmental Entity, that has any of the consequences referred to in clauses (i) through (iii) of paragraph (a) above; or

               (c) (i) Any of the representations and warranties of the Company set forth in this Agreement shall not be true and correct in all material respects when considered without regard to any qualification by, or reference to, materiality in any manner (except for those representations and warranties made as of a specific date, which shall be true and correct as of such date) and except for such failures of any representations or warranties, when so considered, to be true and correct that individually or in the aggregate do not have, and are not

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reasonably likely to have, a Company Material Adverse Effect; or (ii) the
Company shall have breached or failed to comply in any material respect with any of its obligations, covenants or agreements under the Agreement and any such breach or failure shall not have been substantially cured by the Company within five (5) Business Days after Parent provides written notice to the Company of such breach or failure; or

               (d) the Agreement shall have been terminated in accordance with its terms; or

               (e) any corporation, entity, "group" or "person" (as defined in the Exchange Act), other than Parent, Merger Sub or any of the stockholders that are party to the Shareholders Agreement (so long as such stockholders do not become beneficial owners of any additional Shares after the date hereof and so long as such stockholders do not breach any of the provisions of the Shareholders Agreement), shall have acquired beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 20% of the outstanding Shares; or

               (f) the Company's Board shall have modified or amended its recommendation of the Offer in any manner adverse to Parent or Merger Sub or shall have withdrawn its recommendation of the Offer or shall have recommended acceptance of any Acquisition Proposal or shall have failed to reconfirm its recommendation of the Offer within five (5) calendar days after a written request by Parent to do so, or shall have resolved to do any of the foregoing; or

               (g) there shall exist (i) any general suspension of, or limitation on prices for, trading in securities on the Nasdaq National Market for more than one full trading day (other than shortening of trading hours or any trading halt resulting from a specified increase or decrease in a market index), (ii) a declaration of any banking moratorium by federal or state authorities or any suspension of payments in respect of banks or any limitation (whether or not mandatory) imposed by federal or state authorities on the extension of credit by lending institutions in the United States, or (iii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.

          The conditions set forth in clauses (a) through (g) are for the sole benefit of Parent and Merger Sub and may be asserted by Parent and Merger Sub regardless of the circumstances giving rise to such conditions and may be waived by Parent and Merger Sub in whole or in part at any time and from time to time, by express and specific action to that effect, in their reasonable discretions. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

          The capitalized terms used in this Annex A shall have the meanings set forth in the Agreement to which it is annexed.

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